Exhibit 2

                      AGREEMENT AND PLAN OF REORGANIZATION

                                     between

                             Southern Capital Corp.

                                       and

                       Southern Capital Acquisition Corp.

                                       and

                                 Firstmark Corp.

                           -------------------------



                                 April __, 1996


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                                TABLE OF CONTENTS

                                    ARTICLE 1

                     The Reorganization and Related Matters

                                                                           Page

1.1  The Reorganization.......................................................6
1.2  Management and Business of SCC and FMC...................................6
1.3  The Closing and Effective Date...........................................7
1.4  Definitions..............................................................7


                                ARTICLE 2

                     Basis and Manner of Exchange

2.1  Conversion of Shares.....................................................7
2.2  Manner of Exchange.......................................................8


                                ARTICLE 3

                     Representations and Warranties

3.1  Representations and Warranties of SCC....................................8
     (a)  Organization, Standing and Power....................................8
     (b)  Authority...........................................................8
     (c)  Capital Structure...................................................9
     (d)  Ownership of the SCC Subsidiaries; Capital Structure
          of the SCC Subsidiaries; and Organization of the SCC
          Subsidiaries........................................................9
     (e)  Financial Statements...............................................10
     (f)  Absence of Undisclosed Liabilities.................................10
     (g)  Legal Proceedings; Compliance with Laws............................10
     (h)  Regulatory Approvals...............................................10
     (i)  Labor Relations....................................................11
     (j)  Tax Matters........................................................11
     (k)  Property...........................................................11
     (l)  Reports............................................................11
     (m)  Employee Benefit Plans.............................................11
     (n)  Investment Securities..............................................12
     (o)  Certain Contacts...................................................12
     (p)  Insurance..........................................................13
     (q)  Absence of Material Changes and Events.............................13

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                                                                           Page

     (r)  Brokers and Finders................................................13
     (s)  Environmental Matters..............................................13

3.2  Representations and Warranties of FMC...................................15
     (a)  Organization, Standing and Power...................................15
     (b)  Authority..........................................................16
     (c)  Capital Structure..................................................16
     (d)  Ownership of the FMC Subsidiaries; Capital Structure
          of the FMC Subsidiaries; and Organization of the FMC
          Subsidiaries.......................................................17
     (e)  Financial Statements...............................................17
     (f)  Absence of Undisclosed Liabilities.................................18
     (g)  Legal Proceedings; Compliance with Laws............................18
     (h)  Regulatory Approvals...............................................19
     (i)  Labor Relations....................................................19
     (j)  Tax Matters........................................................19
     (k)  Property...........................................................19
     (l)  Reports............................................................19
     (m)  Employee Benefit Plans.............................................20
     (n)  Investment Securities..............................................20
     (o)  Certain Contacts...................................................20
     (p)  Insurance..........................................................21
     (q)  Absence of Material Changes and Events.............................21
     (r)  Brokers and Finders................................................21
     (s)  Environmental Matters..............................................21


                                ARTICLE 4

                   Conduct Prior to the Effective Date

4.1  Access to Records and Properties........................................23
4.2  Confidentiality.........................................................23
4.3  Shareholder Approval....................................................23
4.4  Operation of the Business of SCC and FMC................................23
4.5  Dividends...............................................................25
4.6  No Solicitation.........................................................25
4.7  Regulatory Filings......................................................25
4.8  Public Announcements....................................................25
4.9  Notice of Breach........................................................25
4.10 Accounting Treatment....................................................25
4.11 Reorganization Consummation.............................................25

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                                                                          Page

                                    ARTICLE 5

                              Additional Agreements

5.1  Amendment of Articles of Incorporation..................................26
5.2  Conversion of Preferred Stock...........................................26
5.3  Independent Auditor.....................................................26
5.4  Indemnification ........................................................26
5.5  Certain Expenses........................................................27
5.6  Escrow Agreement........................................................27
5.7  Key Man Life Insurance..................................................27

                                ARTICLE 6

                    Conditions to the Reorganization

6.1  Conditions to Each Party's Obligations to Effect the Reorganization   ..27
     (a)  Shareholder Approval  .............................................27
     (b)  Regulatory Approvals  .............................................27
     (c)  Tax Opinion .......................................................27
     (d)  Accountants' Letter ...............................................27
     (e)  Opinions of Counsel ...............................................27
     (f)  Legal Proceedings .................................................28
     (g)  Voting Agreement...................................................28

6.2  Conditions to Obligations of FMC .......................................28
     (a)  Representations and Warranties ....................................28
     (b)  Performance of Obligations ........................................28
     (c)  Affiliate Letters .................................................28
     (d)  Waiver of Dissenters' Rights ......................................28

6.3  Conditions to Obligations of SCC .......................................29
     (a)  Representations and Warranties ....................................29
     (b)  Performance of Obligations ........................................29




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                                                                            Page

                                    ARTICLE 7

                                   Termination

7.1  Termination ............................................................29
7.2  Effect of Termination ..................................................30
7.3  Survival of Representations, Warranties and Covenants ..................30
7.4  Expenses ...............................................................30


                                ARTICLE 8

                           General Provisions

8.1  Entire Agreement........................................................30
8.2  Waiver and Amendment....................................................30
8.3  Descriptive Headings....................................................31
8.4  Governing Law ..........................................................31
8.5  Notices.................................................................32
8.6  Counterparts............................................................32
8.7  Severability............................................................32
8.8  Brokers and Finders.....................................................32
8.9  Subsidiaries ...........................................................32

Exhibit A-Plan of Merger between Southern Capital Corp. and Firstmark Corp..A-1
Exhibit B-Resolution of Firstmark Corp. Board of Directors..................B-1
Exhibit C-Voting Agreement..................................................C-1
Exhibit D-Escrow Agreement..................................................D-1

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                      AGREEMENT AND PLAN OF REORGANIZATION

         THIS AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement") is made and entered into as of April __, 1996 by and between Southern Capital Corp., a Virginia corporation ("SCC"), Southern Capital Acquisition Corp., a Virginia corporation ("SCAC"), and Firstmark Corp., a Maine corporation ("FMC").

                                   WITNESSETH:

         WHEREAS, SCC and FMC desire to combine their respective businesses; and

         WHEREAS, FMC has caused SCAC to be organized for the purpose of acquiring all of the assets and liabilities of SCC; and

         WHEREAS, SCC and FMC have agreed to the affiliation of their two companies through a Merger of SCC and SCAC under Virginia law in which the shareholders of SCC would become shareholders of FMC, all as more specifically provided in this Agreement and the Plan of Merger in the form attached hereto as Exhibit A (the "Plan"); and

         WHEREAS, the respective Boards of Directors of SCC, SCAC and FMC have resolved that the transactions described herein are in the best interests of the parties and their respective shareholders and have authorized and approved the execution and delivery of this Agreement.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, the parties hereby agree as follows:

                                    ARTICLE 1

                     The Reorganization and Related Matters

         1.1 The Reorganization. Subject to the terms and conditions of this Agreement and the Plan of Merger attached hereto as Exhibit A, at the Effective Date as defined in Section 1.3 hereof, SCC will be merged with and into SCAC (the "Reorganization"). The separate corporate existence of SCC shall thereupon cease, and SCAC will be the surviving corporation in the Reorganization

         1.2      Management and Business of SCC.  The directors, officers and
employees of SCC will not change as a result of the Reorganization.   H. William
Coogan, Jr., Donald V. Cruickshanks, R. Brian Ball and Susan C. Coogan shall be elected and appointed to serve on the FMC Board of Directors on the Effective Date. It is the intention of the parties that after the FMC Preferred Stock (as hereafter defined) to be issued to the shareholders of SCC in the Reorganization has been converted to common stock of FMC, Susan C. Coogan will resign from the FMC Board of Directors and will be replaced by an individual unaffiliated with FMC or SCC and who is approved by all the directors of FMC. The parties intend to continue to operate

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FMC and SCC substantially as they have been operated in the recent past and are being operated currently, with such changes to their respective businesses as the Board of Directors of FMC deems appropriate from time to time, including changes that result from the acquisition of new businesses. No substantial change in the business of either FMC or SCC is contemplated and will not be considered for at least twelve months after the Effective Date, unless such change is dictated by economic conditions and deemed by the Board of Directors to be in the best interests of FMC and its majority owned subsidiaries. There shall not be any liquidation of substantially all assets of FMC as part of any plan of liquidation in 1996.

         1.3 The Closing and Effective Date. The closing of the transactions contemplated by this Agreement and the Plan of Merger shall take place at the offices of Williams, Mullen, Christian & Dobbins, 1021 East Cary Street, Richmond, Virginia or at such other place as may be mutually agreed upon by the parties. The Reorganization shall become effective on the date shown on the Certificate of Merger issued by the State Corporation Commission of Virginia effecting the Reorganization (the "Effective Date"). Unless otherwise agreed upon in writing by the chief executive officers of FMC and SCC, subject to the conditions to the obligations of the parties to effect the Reorganization as set forth in Article 6, the parties shall use their best efforts to cause the Effective Date to occur on the first day of the month following the month in which the conditions set forth in Sections 6.1(a) and 6.1(b) are satisfied. All documents required by the terms of this Agreement to be delivered at or prior to consummation of the Reorganization will be exchanged by the parties at the closing of the Reorganization (the "Reorganization Closing"), which shall be held on the Effective Date. Prior to the Reorganization Closing, SCAC and SCC shall execute and deliver to the Virginia State Corporation Commission Articles of Merger containing a Plan of Merger in substantially the form of Exhibit A hereto. As between the parties, the Reorganization shall be treated as if it were effective on the first day of the month in which the Effective Date occurs.

         1.4 Definitions. Any term defined anywhere in this Agreement shall have the meaning ascribed to it for all purposes of this Agreement (unless expressly noted to the contrary). In addition:

                  (a) the term "knowledge" when used with respect to a party shall mean the knowledge, after due inquiry, of any executive officer of such party;

                  (b) For the purpose of interpreting this Agreement, the sum of $50,000 or more shall be deemed material to the business, financial condition or value of SCC and FMC; and

                  (c) the term "Previously Disclosed" by a party shall mean information set forth in a written disclosure letter that is delivered by that party to the other party prior to or contemporaneously with the execution of this Agreement and specifically designated as information "Previously Disclosed" pursuant to this Agreement.

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                                    ARTICLE 2

                          Basis and Manner of Exchange

         2.1 Conversion of SCC Stock. At the Effective Date, by virtue of the Reorganization and without any action on the part of the holders thereof, each share of common stock, par value $1.00 per share, of SCC ("SCC Common Stock") issued and outstanding immediately prior to the Effective Date shall cease to be outstanding and shall be converted into and exchanged for Four Hundred (400) shares of Cumulative Nonconvertible Nonvoting Preferred Stock, Series B of FMC, par value $.20 per share ("FMC Preferred Stock"). The terms, rights and preferences of the FMC Preferred Stock are set forth in the form of resolution attached hereto as Exhibit B, which the directors of FMC adopted on the date hereof. The shares of FMC Preferred Stock into which shares of SCC Common Stock will be converted are hereafter referred to as the "Merger Consideration". Each holder of a certificate representing any shares of SCC Common Stock, after the Effective Date, shall cease to have any rights with respect to such SCC Common Stock, except the right to receive any dividends previously declared but unpaid as to such stock and the Merger Consideration. In the event FMC changes the number of shares of FMC Common Stock (as hereafter defined) issued and outstanding prior to the Effective Date as a result of any stock split, stock dividend, recapitalization or similar transaction with respect to the outstanding FMC Common Stock and the record date therefor shall be prior to the Effective Date, the Merger Consideration shall be proportionately adjusted.

         2.2 Manner of Exchange. At the Reorganization Closing, FMC shall deliver the Merger Consideration to each person who is a shareholder of record of SCC on the Effective Date.

                                    ARTICLE 3

                          Representation and Warranties

         3.1 Representations and Warranties of SCC. SCC represents and warrants to FMC as follows:

                  (a) Organization, Standing and Power. SCC is a Virginia corporation, duly organized, validly existing and in good standing under the laws of Virginia. It has all requisite corporate power and authority to carry on its business as now being conducted and to own and operate its assets, properties and business; SCC has one subsidiary, Investors Southern Corporation ("ISC"), a Virginia corporation, of which SCC holds 100% of the outstanding capital stock; and SCC has the corporate power and authority to execute and deliver this Agreement and perform the respective terms of this Agreement and the Plan of Merger. ISC holds 100% of the outstanding capital stock of Southern Title Insurance Corporation ("STIC"), a Virginia corporation.

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                  (b) Authority. (1) The execution and delivery of this
Agreement, the Plan of Merger and the consummation of the Reorganization, have been duly and validly authorized by all necessary corporate action on the part of SCC, except the approval of shareholders. The Agreement represents the legal, valid, and binding obligations of SCC, enforceable against SCC in accordance with its terms (except in all such cases as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

                  (2) Neither the execution and delivery of this Agreement, the consummation of the transactions contemplated herein, nor compliance by SCC with any of the provisions hereof will: (i) conflict with or result in a breach of any provision of SCC's Articles of Incorporation or Bylaws; (ii) except as Previously Disclosed, constitute or result in the breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon, any property or assets of SCC pursuant to (A) any note, bond, mortgage, indenture, or (B) any material license, agreement, lease, or other instrument or obligation, to which SCC is a party or by which any of them or any of their properties or assets may be bound, or (iii) subject to the receipt of the requisite approvals referred to in
Section 4.7, violate any order, writ, injunction, decree, statute, rule or regulation applicable to SCC or any or its properties or assets.

                  (c) Capital Structure. The authorized capital stock of SCC consists of 5,000 shares of common stock, par value $1.00 per share, of which, as of the date hereof, 100 shares are issued, outstanding, fully paid and nonassessable, not subject to shareholder preemptive rights and were not issued in violation of any agreement to which SCC is a party or otherwise bound, or of any registration or qualification provisions of any federal or state securities laws. Except as Previously Disclosed, there are no outstanding options, warrants or other rights to subscribe for or purchase from SCC any capital stock of SCC or securities convertible into or exchangeable for capital stock of SCC.

                  (d) Ownership of the SCC Subsidiaries; Capital Structure of the SCC Subsidiaries; and Organization of the SCC Subsidiaries. (1) SCC does not own, directly or indirectly, 5% or more of the outstanding capital stock or other voting securities of any corporation or other organization actively engaged in business except as Previously Disclosed (collectively the "SCC Subsidiaries" and each individually a "SCC Subsidiary"). The outstanding shares of capital stock of each SCC Subsidiary have been duly authorized and are validly issued, and are fully paid and nonassessable and all such shares are directly or indirectly owned by SCC free and clear of all liens, claims and encumbrances. No rights are authorized, issued or outstanding with respect to the capital stock of any SCC Subsidiary and there are no agreements, understandings or commitments relating to the right of SCC to vote or to dispose of said shares, except as Previously Disclosed. None of the shares of capital stock of any SCC Subsidiary has been issued in violation of the preemptive rights of any person.

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                  (2) Each SCC Subsidiary is a duly organized corporation
validly existing and in good standing under applicable laws. Each SCC Subsidiary
(i) has full corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted except where the absence of such power or authority would not have a material adverse effect on the financial condition, results of operations or business of SCC on a consolidated basis, and (ii) is duly qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification and where failure to so qualify would have a material adverse effect on the financial condition, results of operations or business of SCC on a consolidated basis. Each SCC Subsidiary has all federal, state, local and foreign governmental authorizations and licenses necessary for it to own or lease its properties and assets and to carry on its business as it is now being conducted, except where failure to obtain such authorization or license would not have a material adverse effect on the business of such SCC Subsidiary.

                  (e) Financial Statements. SCC has previously furnished to FMC true and complete copies of its audited consolidated balance sheets and related consolidated statements of income, statements of cash flows, and statements of stockholders' equity for the three year period ended December 31, 1995 (together with the notes thereto, the "SCC Financial Statements"). The SCC Financial Statements have been prepared in conformity with generally accepted accounting principles applied on a consistent basis during the periods presented, and present fairly the financial position of SCC as of the respective dates thereof and the results of its operations for the three year period then ended.

                  (f) Absence of Undisclosed Liabilities. At December 31, 1995, SCC had no obligation or liability (contingent or otherwise) of any nature which was not reflected in the SCC Financial Statements, except for those which in the aggregate are immaterial or have been Previously Disclosed.

                  (g) Legal Proceedings; Compliance with Laws. Except as Previously Disclosed, there are no actions, suits or proceedings instituted or pending or, to the best knowledge of SCC's management, threatened against SCC, or against any property, asset, interest or right of SCC, that are reasonably expected to have, either individually or in the aggregate a material adverse effect on the financial condition of SCC or that are reasonably expected to threaten or impede the consummation of the Reorganization. SCC is not a party to any agreement or instrument or subject to any judgment, order, writ, injunction, decree or rule that might reasonably be expected to have a material adverse effect on the condition (financial or otherwise), business or prospects of SCC. To the best knowledge of SCC's management, SCC has complied in all material respects with all laws, ordinances, requirements, regulations or orders applicable to its business (including environmental laws, ordinances, requirements, regulations or orders).

                  (h) Regulatory Approvals. SCC knows of no reason why the regulatory approval referred to in Section 6.1(b) should not be obtained without the imposition of any condition of the type referred to in Section 6.1(b).

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                  (i) Labor Relations. SCC is not a party to or bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is it the subject of a proceeding asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel it to bargain with any labor organization as to wages and conditions of employment, nor is there any strike or other labor dispute involving it, pending or, to the best of its knowledge, threatened, nor is it aware of any activity involving its employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

                  (j) Tax Matters. SCC has filed all federal, state and local tax returns and reports required to be filed, and all taxes shown by such returns to be due and payable have been paid or are reflected as a liability in the SCC Financial Statements or are being contested in good faith and have been Previously Disclosed. Except to the extent that liabilities therefor are specifically reflected in the SCC Financial Statements, there are no federal, state or local tax liabilities of SCC other than liabilities that have arisen since December 31, 1995, all of which have been properly accrued or otherwise provided for on the books and records of SCC. Except as Previously Disclosed, no tax return or report of SCC is under examination by any taxing authority or the subject of any administrative or judicial proceeding, and no unpaid tax deficiency has been asserted against SCC by any taxing authority.

                  (k) Property. Except as disclosed or reserved against in the SCC Financial Statements, SCC has good and marketable title free and clear of all material liens, encumbrances, charges, defaults or equities of whatever character to all of the material properties and assets, tangible or intangible, reflected in the SCC Financial Statements as being owned by SCC as of the dates thereof. To the best knowledge of SCC, all buildings, and all fixtures, equipment, and other property and assets which are material to its business on a consolidated basis, held under leases or subleases by SCC are held under valid instruments enforceable in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws. The buildings, structures, and appurtenances owned, leased, or occupied by SCC are in good operating condition and in a state of good maintenance and repair, and to the best knowledge of SCC (i) comply with applicable zoning and other municipal laws and regulations, and (ii) there are no latent defects therein.

                  (l) Reports. Since January 1, 1993, SCC has filed all reports and statements, together with any amendments required to be made with respect thereto, that were required to be filed with the Virginia State Corporation Commission, and to the best knowledge of SCC, any other governmental or regulatory authority or agency having jurisdiction over its operations.

                  (m) Employee Benefit Plans. (1) SCC will deliver for FMC's review, as soon as practicable, true and complete copies of all material pension, retirement, profit-sharing, deferred compensation, stock option, bonus, vacation or other material incentive plans or agreements, all material medical, dental or other health plans, all life insurance plans and all other material employee benefit plans or fringe benefit plans, including, without limitation, all "employee benefit plans" as that term is defined in Section 3(3) of the Employee Retirement

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Income Security Act of 1974, as amended ("ERISA"), currently adopted, maintained by, sponsored in whole or in part by, or contributed to by SCC for the benefit of employees, retirees or other beneficiaries eligible to participate (collectively, the "SCC Benefit Plans"). Any of the SCC Benefit Plans which is an "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA, is referred to herein as a "SCC ERISA Plan." No SCC Benefit Plan is or has been a multi-employer plan within the meaning of Section 3(37) of ERISA.

                  (2) Except as Previously Disclosed, all SCC Benefit Plans are in compliance with the applicable terms of ERISA and the Internal Revenue Code of 1986, as amended (the "IRC") and any other applicable laws, rules and regulations, the breach or violation of which could result in a material liability to SCC on a consolidated basis.

                  (3) No SCC ERISA Plan which is a defined benefit pension plan has any "unfunded current liability," as that term is defined in Section 302(d)(8)(A) of ERISA, and the present fair market value of the assets of any such plan exceeds the plan's "benefit liabilities," as that term is defined in
Section 4001(a)(16) of ERISA, when determined under actuarial factors that would apply if the plan was terminated in accordance with all applicable legal requirements.

                  (n) Investment Securities. Except as Previously Disclosed, none of the investment securities reflected in the SCC Financial Statements is subject to any restriction, contractual, statutory, or otherwise, which would impair materially the ability of the holder of such investment to dispose freely of any such investment at any time.

                  (o) Certain Contracts. (1) Except as Previously Disclosed, neither SCC nor any SCC Subsidiary is a party to, or is bound by, (i) any material agreement, arrangement or commitment, (ii) any agreement, indenture or other instrument relating to the borrowing of money by SCC or any SCC Subsidiary or the guarantee by SCC or any SCC Subsidiary of any such obligation, (iii) any agreement, arrangement or commitment relating to the employment of a consultant or the employment, election, retention in office or severance of any present or former director or officer, (iv) any agreement to make loans or for the provision, purchase or sale of goods, services or property between SCC or any SCC Subsidiary and any director of officer of SCC or any SCC Subsidiary, or any member of the immediate family or affiliate of any of the foregoing, or (v) any agreement between SCC or any SCC Subsidiary and any 5% or more shareholder of SCC.

                  (2) Neither SCC nor any SCC Subsidiary, nor to the knowledge of SCC, the other party thereto, is in default under any material agreement, commitment, arrangement, lease, insurance policy or other instrument whether entered into in the ordinary course of business or otherwise, nor has there occurred any event that, with the lapse of time or giving of notice or both, would constitute such a default.

                  (3) Since December 31, 1995 neither SCC nor any SCC Subsidiary has incurred or paid any obligation or liability that would be material to SCC, except obligations incurred or paid in connection with transactions in the ordinary course of business of SCC or

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a SCC Subsidiary consistent with its practice and, except as Previously
Disclosed, from December 31, 1995 to the date hereof, neither SCC nor any SCC Subsidiary has taken any action that, if taken after the date hereof, would breach any of the covenants contained in Section 4.4 hereof.

                  (p) Insurance. A complete list of all policies or binders of fire, liability, product liability, workmen's compensation, vehicular and other insurance held by or on behalf of SCC has previously been furnished to FMC and all such policies or binders are valid and enforceable in accordance with their terms, are in full force and effect, and insure against risks and liabilities to the extent and in the manner customary for the industry and are deemed appropriate and sufficient by SCC. SCC is not in default with respect to any provision contained in any such policy or binder and has not failed to give any notice or present any claim under any such policy or binder in due and timely fashion. SCC has not received notice of cancellation or non-renewal of any such policy or binder. SCC has no knowledge of any inaccuracy in any application for such policies or binders, any failure to pay premiums when due or any similar state of facts or the occurrence of any event that is reasonably likely to form the basis for any material claim against it not fully covered (except to the extent of any applicable deductible) by the policies or binders referred to above. SCC has not received notice from any of its insurance carriers that any insurance premiums will be increased materially in the future or that any such insurance coverage will not be available in the future on substantially the same terms as now in effect.

                  (q) Absence of Material Changes and Events. Since December 31, 1995, there has not been any material adverse change in the condition (financial or otherwise), aggregate assets or liabilities, cash flow, earnings or business of SCC, and SCC has conducted its business only in the ordinary course consistent with past practice.

                  (r) Brokers and Finders. Neither SCC nor any SCC Subsidiary, nor any of their respective officers, directors or employees, has employed any broker, finder or financial advisor or incurred any liability for any fees or commissions in connection with the transactions contemplated herein, except for Peter MacMillan. FMC and SCC will mutually determine how to compensate Mr. MacMillan.

                  (s) Environmental Matters. (1) Except as Previously Disclosed, to the best of SCC's knowledge, neither SCC nor any SCC Subsidiary owns or leases any properties affected by toxic waste, radon gas or other hazardous conditions or constructed in part with the use of asbestos. Each of SCC and the SCC Subsidiaries is in substantial compliance with all Environmental Laws applicable to real or personal properties in which it has a direct fee ownership or, with respect to a direct interest as lessee, applicable to the leasehold premises or, to the best knowledge of SCC and the SCC Subsidiary, the premises on which the leasehold is situated. Neither SCC nor any SCC Subsidiary has received any Communication alleging that SCC or such SCC Subsidiary is not in such compliance and, to the best knowledge of SCC and the SCC Subsidiaries, there are no present circumstances (including Environmental Laws that

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



have been adopted but are not yet effective) that would prevent or interfere with the continuation of such compliance.

                  (2) There are no legal, administrative, arbitral or other claims, causes of action or governmental investigations of any nature, seeking to impose, or that could result in the imposition, on SCC and the SCC Subsidiaries of any liability arising under any Environmental Laws pending or, to the best knowledge of SCC and the SCC Subsidiaries, threatened against (A) SCC or any SCC Subsidiary, (B) any person or entity whose liability for any Environmental Claim SCC or any SCC Subsidiary has or may have retained or assumed either contractually or by operation of law, or (C) any real or personal property which SCC or any SCC Subsidiary owns or leases, or has been or is judged to have managed or to have supervised or participated in the management of, which liability might have a material adverse effect on the business, financial condition or results of operations of SCC. SCC and the SCC Subsidiaries are not subject to any agreement, order, judgment, decree or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any such liability.

                  (3) To the best knowledge of SCC and the SCC Subsidiaries, there are no legal, administrative, arbitral or other proceedings, or Environmental Claims or other claims, causes of action or governmental investigations of any nature, seeking to impose, or that could result in the imposition, on SCC or any SCC Subsidiary of any liability arising under any Environmental Laws pending or threatened against any real or personal property in which SCC or any SCC Subsidiary holds a security interest in connection with a loan or a loan participation which liability might have a material adverse effect on the business, financial condition or results of operations of SCC. SCC and the SCC Subsidiaries are not subject to any agreement, order, judgment, decree or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any such liability.

                  (4) With respect to all real and personal property owned or leased by SCC or any SCC Subsidiary, SCC has made available to FMC copies of any environmental audits, analyses and surveys that have been prepared relating to such properties. With respect to all real or personal property which SCC or any SCC Subsidiary has been or is judged to have managed or to have supervised or participated in the management of, SCC has made available to FMC the information relating to such property available to SCC. SCC and the SCC Subsidiaries are in compliance in all material respects with all recommendations contained in any environmental audits, analyses and surveys relating to any of the properties, real or personal, described in this subsection (4).

                  (5) There are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the release, emission, discharge or disposal of any Materials of Environmental Concern, that could reasonably form the basis of any Environmental Claim or other claim or action or governmental investigation that could result in the imposition of any liability arising under any Environmental Laws currently in effect or adopted but not yet effective against SCC or any SCC Subsidiary or against any person or entity whose liability for any Environmental Claim SCC or any SCC Subsidiary has or may have retained or assumed either contractually or by operation of law.

                  (6) For the purpose of this Agreement, the following terms shall have the following meanings:

                  (i) "Communication" means a communication which is of a substantive nature and which is made (A) in writing to SCC or any SCC Subsidiary on the one hand or to FMC or any FMC Subsidiary on the other hand, or (B) orally to a senior officer of SCC or any SCC Subsidiary or of FMC or any FMC Subsidiary, whether from a governmental authority or a third party.

                  (ii) "Environmental Claim" means any Communication from any governmental authority or third party alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from the presence, or release into the environment, of any Material of Environmental Concern.

                  (iii) "Environmental Laws" means all applicable federal, state and local laws and regulations, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, that relate to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata). This definition includes, without limitation, laws and regulations relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern.

                  (iv) "Materials of Environmental Concern" means pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other materials regulated under Environmental Laws.

         3.2 Representations and Warranties of FMC. represents and warrants to SCC as follows:

                  (a) Organization, Standing and Power. (1) FMC is a corporation duly organized, validly existing and in good standing under the laws of Maine. FMC has all requisite corporate power and authority to carry on its business as now being conducted and to own and operate its assets, properties and business. FMC and SCAC have the corporate power and authority to execute and deliver this Agreement and perform the respective terms of this Agreement and Plan of Reorganization. SCAC, a wholly owned subsidiary of FMC, is a Virginia corporation, duly organized, validly existing and in good standing under the laws of Virginia and it has all requisite corporate power and authority to carry on its business as now being conducted and to own and operate its assets, properties and business.

                  (2) FMC has Previously Disclosed its subsidiary corporations (and the subsidiaries thereof), all of which are duly organized, validly existing and in good standing in their respective states of incorporation and which have all requisite corporate power and authority to carry on their businesses as now being conducted and to own and operate their assets, properties and business (the "FMC Subsidiaries" and, collectively with FMC, the "FMC Companies"). All of the shares of capital stock of the FMC Subsidiaries held by FMC are duly and validly issued, fully paid and nonassessable, and all such shares are owned by FMC or a FMC Subsidiary free and clear of any claim, lien, pledge or encumbrance of any kind, and were not issued in violation of the preemptive rights of any shareholder or in violation of any agreement or of any registration or qualification provisions of federal or state securities laws. Except as Previously Disclosed, none of the FMC Companies owns any equity securities of any other corporation or entity. Except as Previously Disclosed, each of the FMC Companies is in good standing as a foreign corporation in each jurisdiction where the properties owned, leased or operated, or the business conducted, by it require such qualification and where failure to so qualify either singly or in the aggregate would have a material adverse effect on the financial condition, properties, businesses or results of operations of the FMC Companies.

                  (b) Authority. (1) The execution and delivery of this Agreement and the Plan of Merger and the consummation of the Reorganization have been duly and validly authorized by all necessary corporate action on the part of FMC and SCAC. The approval of the shareholders of FMC is not required. The Agreement represents the legal, valid, and binding obligation of FMC and SCAC, enforceable against FMC and SCAC in accordance with its terms (except in all such cases as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

                  (2) Neither the execution and delivery of the Agreement, the consummation of the transactions contemplated therein, nor the compliance by FMC with any of the provisions thereof will (i) conflict with or result in a breach of any provision of the Articles of Incorporation or Bylaws of FMC, (ii) except as Previously Disclosed, constitute or result in the breach of any term, condition or provision of, or constitute default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon, any property or assets of any of the FMC Companies pursuant to (A) any note, bond, mortgage, indenture, or
(B) any material license, agreement, lease or other instrument or obligation, to which any of the FMC Companies is a party or by which any of them or any of their properties or assets may be bound, or (iii) subject to the receipt of the requisite approvals referred to in Section 4.7, violate any order, writ, injunction, decree, statute, rule or regulation applicable to any of the FMC Companies or any of their properties or assets.

                  (c)      Capital Structure.   The authorized capital stock of
FMC consists of: 5,000,000 shares of common stock, par value $.20 per share ("FMC Common Stock"), of which

2,103,074 shares are issued and outstanding, fully paid and nonassessable, not subject to shareholder preemptive rights, and not issued in violation of any agreement to which FMC is a party or otherwise bound, or of any registration or qualification provisions of any federal or state securities laws; and 250,000 shares of preferred stock, par value $.20 per share, of which 62,000 are issued and outstanding. The shares of FMC Common Stock and FMC Preferred Stock to be issued in exchange for shares of SCC Common Stock upon consummation of the Reorganization have been duly authorized and, when issued in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable and subject to no preemptive rights. Except as Previously Disclosed, there are no outstanding understandings or commitments of any character pursuant to which FMC and any of the FMC Companies could be required or expected to issue shares of capital stock.

                  (d) Ownership of the FMC Subsidiaries; Capital Structure of FMC Subsidiaries; and Organization of the FMC Subsidiaries. (1) FMC does not own, directly or indirectly, 5% or more of the outstanding capital stock or other voting securities of any corporation or other organization actively engaged in business except as Previously Disclosed (collectively the "FMC" Subsidiaries" and each individually a "FMC Subsidiary"). The outstanding shares of capital stock of each FMC Subsidiary have been duly authorized and are validly issued, and are fully paid and nonassessable and all such shares are directly or indirectly owned by FMC free and clear of all liens, claims and encumbrances. Except as Previously Disclosed, no rights are authorized, issued or outstanding with respect to the capital stock of any FMC Subsidiary and there are no agreements, understandings or commitments relating to the right of FMC to vote or to dispose of said shares. None of the shares of capital stock of any FMC Subsidiary has been issued in violation of the preemptive rights of any person.

                  (2) Each FMC Subsidiary is a duly organized corporation, validly existing and in good standing under applicable laws. Each FMC Subsidiary
(i) has full corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted except where the absence of such power or authority would not have a material adverse effect on the financial condition, results of operations or business of FMC on a consolidated basis, and (ii) is duly qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification and where failure to so qualify would have a material adverse effect on the financial condition, results of operations or business of FMC on a consolidated basis. Each FMC Subsidiary has all federal, state, local and foreign governmental authorizations and licenses necessary for it to own or lease its properties and assets and to carry on its business as it is now being conducted, except where failure to obtain such authorization or license would not have a material adverse effect on the business of such FMC Subsidiary.

                  (e) Financial Statements. FMC's Annual Report on Form 10-K for the fiscal year ended June 30, 1995, and all other documents filed or to be filed subsequent to June 30, 1995 under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (together with the rules and regulations thereunder, the "Exchange Act"), in the form filed with the SEC (in each such case, the "FMC Financial Statements") did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets in or incorporated by reference into the FMC Financial Statements (including the related notes and schedules thereto) fairly presents and will fairly present the financial position of the entity or entities to which it relates as of its date and each of the statements of income and changes in stockholders' equity and cash flows or equivalent statements in the FMC Financial Statements (including any related notes and schedules thereto) fairly presents and will fairly present the results of operations, changes in stockholders' equity and changes in cash flows, as the case may be, of the entity or entities to which it relates for the periods set forth therein, in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein, subject to normal and recurring year-end audit adjustments in the case of unaudited statements.

                  (f) Absence of Undisclosed Liabilities. At December 31, 1995, none of the FMC Companies had any obligation or liability (contingent or otherwise) of any nature which were not reflected in the FMC Financial Statements, except for those which in the aggregate are immaterial or have been Previously Disclosed.

                  (g) Legal Proceedings; Compliance with Laws. Except as Previously Disclosed, there are no actions, suits or proceedings instituted or pending or, to the best knowledge of FMC's management, threatened or probable of assertion against any of the FMC Companies, or against any property, asset, interest or right of any of them, that are reasonably expected to have, either individually or in the aggregate, a material adverse effect on the financial condition of FMC on a consolidated basis or that are reasonably expected to threaten or impede the consummation of the transactions contemplated by this Agreement. None of the FMC Companies is a party to any agreement or instrument or subject to any judgment, order, writ, injunction, decree or rule that might reasonably be expected to have a material adverse effect on the condition (financial or otherwise), business or prospects of FMC on a consolidated basis. Except as Previously Disclosed, as of the date of this Agreement, none of the FMC Companies nor any of their properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, any federal or state governmental agency or authority which restricts or purports to restrict in any material respect the conduct of the business of it or any of its subsidiaries or properties, or in any manner relates to the capital, liquidity, credit policies or management of it; and except as Previously Disclosed, none of the FMC Companies has been advised by any such regulatory authority that such authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter or similar submission. To the best knowledge of FMC, the FMC Companies have complied in all material respects with all laws, ordinances, requirements, regulations or orders applicable to its business (including environmental laws, ordinances, requirements, regulations or orders).

                  (h)      Regulatory Approvals.   FMC knows of no reason why
the regulatory approval referred to in Section 6.1(b) should not be obtained without the imposition of any condition of the type referred to in Section 6.1(b).

                  (i) Labor Relations. None of the FMC Companies is a party to, or is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is it the subject of a proceeding asserting that is has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel it to bargain with any labor organization as to wages and conditions of employment, nor is there any strike or other labor dispute involving it, pending or, to the best of its knowledge, threatened, nor is it aware of any activity involving its employees seeking to certify a collective bargaining unit or engaging in any other organizational activity.

                  (j) Tax Matters. The FMC Companies have filed all federal, state, and local tax returns and reports required to be filed, and all taxes shown by such returns to be due and payable have been paid or are reflected as a liability in the FMC Financial Statements or are being contested in good faith and have been Previously Disclosed. Except to the extent that liabilities therefor are specifically reflected in the FMC Financial Statements, there are no federal, state or local tax liabilities of the FMC Companies other than liabilities that have arisen since December 31, 1995, all of which have been properly accrued or otherwise provided for on the books and records of the FMC Companies. Except as Previously Disclosed, no tax return or report of any of the FMC Companies is under examination by any taxing authority or the subject of any administrative or judicial proceeding, and no unpaid tax deficiency has been asserted against any of the FMC Companies by any taxing authority.

                  (k) Property. Except as disclosed or reserved against in the FMC Financial Statements, all of the FMC Companies have good and marketable title free and clear of all material liens, encumbrances, charges, defaults or equities of whatever character to all of the material properties and assets, tangible or intangible, reflected in the FMC Financial Statements as being owned by the FMC Companies as of the dates thereof. To the best knowledge of FMC, all buildings, and all fixtures, equipment, and other property and assets which are material to its business on a consolidated basis, held under leases or subleases by the FMC Companies are held under valid instruments enforceable in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws. The buildings, structures, and appurtenances owned, leased, or occupied by the FMC Companies are, to the best knowledge of FMC, in good operating condition, in a state of good maintenance and repair and (i) comply with applicable zoning and other municipal laws and regulations, and (ii) there are no latent defects therein.

                  (l) Reports. Since January 1, 1993, the FMC Companies have filed all reports and statements, together with any amendments required to be made with respect thereto, that were required to be filed with the SEC and any other governmental or regulatory authority or agency having jurisdiction over their operations.

                  (m) Employee Benefit Plans. (1) FMC will deliver for SCC's review, as soon as practicable, true and complete copies of all material pension, retirement, profit-sharing, deferred compensation, stock option, bonus, vacation or other material incentive plans or agreements, all material medical, dental or other health plans, all life insurance plans and all other material employee benefit plans or fringe benefit plans, including, without limitation, all "employee benefit plans" as that term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), currently adopted, maintained by, sponsored in whole or in part by, or contributed to by FMC for the benefit of employees, retirees or other beneficiaries eligible to participate (collectively, the "FMC Benefit Plans"). Any of the FMC Benefit Plans which is an "employee pension benefit plan," as that term is defined in
Section 3(2) of ERISA, is referred to herein as a "FMC ERISA Plan." No FMC Benefit Plan is or has been a multi-employer plan within the meaning of Section 3(37) of ERISA.

                  (2) Except as Previously Disclosed, all FMC Benefit Plans are in compliance with the applicable terms of ERISA and the Internal Revenue Code of 1986, as amended (the "IRC") and any other applicable laws, rules and regulations the breach or violation of which could result in a material liability to FMC on a consolidated basis.

                  (3) No FMC ERISA Plan which is a defined benefit pension plan has any "unfunded current liability," as that term is defined in Section 302(d)(8)(A) of ERISA, and the present fair market value of the assets of any such plan exceeds the plan's "benefit liabilities," as that term is defined in
Section 4001(a)(16) of ERISA, when determined under actuarial factors that would apply if the plan was terminated in accordance with all applicable legal requirements.

                  (n) Investment Securities. Except as Previously Disclosed, none of the investment securities reflected in the FMC Financial Statements is subject to any restriction, contractual, statutory, or otherwise, which would impair materially the ability of the holder of such investment to dispose freely of any such investment at any time.

                  (o) Certain Contracts. (1) Except as Previously Disclosed, neither FMC nor any FMC subsidiary is a party to, or is bound by, (i) any material agreement, arrangement or commitment, (ii) any agreement, indenture or other instrument relating to the borrowing of money by FMC or any FMC Subsidiary or the guarantee by FMC or any FMC Subsidiary of any such obligation, (iii) any agreement, arrangement or commitment relating to the employment of a consultant or the employment, election, retention in office or severance of any present or former director or officer, (iv) any agreement to make loans or for the provision, purchase or sale of goods, services or property between FMC or any FMC Subsidiary and any director or officer of FMC or any FMC Subsidiary, or any member of the immediate family or affiliate of any of the foregoing, or (v) any agreement between FMC or any FMC Subsidiary and any 5% or more shareholder of FMC.

                  (2) Neither FMC or any FMC Subsidiary, nor to the knowledge of FMC, the other party thereto, is in default under any material agreement, commitment, arrangement, lease, insurance policy or other instrument whether entered into in the ordinary course of business or otherwise, nor has there occurred any event that, with the lapse of time or giving of notice or both, would constitute such a default.

                  (3) Since December 31, 1995 neither FMC nor any FMC Subsidiary has incurred or paid any obligation or liability that would be material to FMC, except obligations incurred or paid in connection with transactions in the ordinary course of business of FMC or an FMC Subsidiary consistent with its practice and, except as Previously Disclosed, from December 31, 1995 to the date hereof, neither FMC nor any FMC Subsidiary has taken any action that, if taken after the date hereof, would breach any of the covenants contained in Section
4.4 hereof.

                  (p) Insurance. A complete list of all policies or binders of fire, liability, product liability, workmen's compensation, vehicular and other insurance held by or on behalf of the FMC Companies has previously been furnished to SCC and all such policies or binders are valid and enforceable in accordance with their terms, are in full force and effect, and insure against risks and liabilities to the extent and in the manner customary for the industry and are deemed appropriate and sufficient by FMC. The FMC Companies are not in default with respect to any provision contained in any such policy or binder and have not failed to give any notice or present any claim under any such policy or binder in due and timely fashion. None of the FMC Companies has received notice of cancellation or non-renewal of any such policy or binder. None of the FMC Companies has knowledge of any inaccuracy in any application for such policies or binders, any failure to pay premiums when due or any similar state of facts or the occurrence of any event that is reasonably likely to form the basis for any material claim against it not fully covered (except to the extent of any applicable deductible) by the policies or binders referred to above. None of the FMC Companies has received notice from any of its insurance carriers that any insurance premiums will be increased materially in the future or that any such insurance coverage will not be available in the future on substantially the same terms as now in effect.

                  (q) Absence of Material Changes and Events. Since December 31, 1995, there has not been any material adverse change in the condition (financial or otherwise), aggregate assets or liabilities, cash flow, earnings or business or FMC, and FMC has conducted its business only in the ordinary course consistent with past practice.

                  (r) Brokers and Finders. Neither FMC nor any FMC Subsidiary, nor any of their respective officers, directors or employees, has employed any broker, finder or financial advisor or incurred any liability for any fees or commissions in connection with the transactions contemplated herein, except for Peter MacMillan. FMC and SCC will mutually determine how to compensate Mr. MacMillan.

                  (s) Environmental Matters. (1) Except as Previously Disclosed, to the best of FMC's knowledge, neither FMC nor any FMC Subsidiary owns or leases any properties affected by toxic waste, radon gas or other hazardous conditions or constructed in part with the use of asbestos. Each of FMC and the FMC Subsidiaries is in substantial compliance with all Environmental Laws applicable to real or personal properties in which it has a direct fee ownership or, with respect to a direct interest as lessee, applicable to the leasehold premises or, to the best knowledge of FMC and the FMC Subsidiaries, the premises on which the leasehold is situated. Neither FMC nor any FMC Subsidiary has received any Communication alleging that FMC or such FMC Subsidiary is not in such compliance and, to the best knowledge of FMC and the FMC Subsidiaries, there are no present circumstances (including Environmental Laws that have been adopted but are not yet effective) that would prevent or interfere with the continuation of such compliance.

                  (2) There are no legal, administrative, arbitral or other claims, causes of action or governmental investigations of any nature, seeking to impose, or that could result in the imposition, on FMC and the FMC Subsidiaries of any liability arising under any Environmental Laws pending or, to the best knowledge of FMC and the FMC Subsidiaries, threatened against (A) FMC or any FMC Subsidiary, (B) any person or entity whose liability for any Environmental Claim, FMC or any FMC Subsidiary has or may have retained or assumed either contractually or by operation of law, or (C)any real or personal property which FMC or any FMC Subsidiary owns or leases, or has been or is judged to have managed or to have supervised or participated in the management of, which liability might have a material adverse effect on the business, financial condition or results of operations of FMC. FMC and the FMC Subsidiaries are not subject to any agreement, order, judgment, decree or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any such liability.

                  (3) To the best knowledge of FMC and the FMC Subsidiaries, there are no legal, administrative, arbitral or other proceedings, or Environmental Claims or other claims, causes of action or governmental investigations of any nature, seeking to impose, or that could result in the imposition, on FMC or any FMC Subsidiary of any liability arising under any Environmental Laws pending or threatened against any real or personal property in which FMC or any FMC Subsidiary holds a security interest in connection with a loan or a loan participation which liability might have a material adverse effect on the business, financial condition or results of operations of FMC. FMC and the FMC Subsidiaries are not subject to any agreement, order, judgment, decree or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any such liability.

                  (4) With respect to all real and personal property owned or leased by FMC or any FMC Subsidiary, FMC has made available to SCC copies of any environmental audits, analyses and surveys that have been prepared relating to such properties. With respect to all real or personal property which FMC or any FMC Subsidiary has been or is judged to have managed or to have supervised or participated in the management of, FMC has made available to SCC the information relating to such property available to FMC. FMC and the FMC Subsidiaries are in compliance in all material respects with all recommendations contained in any environmental audits, analyses and surveys relating to any of the properties, real or personal, described in this subsection (4).

                  (5) There are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the release, emission, discharge or disposal of any Materials of Environmental Concern, that could reasonably form the basis of any Environmental Claim or other claim or action or governmental investigation that could result in the imposition of any liability arising under any Environmental Laws currently in effect or adopted but not yet effective against FMC or any FMC Subsidiary or against any person or entity whose liability for any Environmental Claim FMC or any FMC Subsidiary has or may have retained or assumed either contractually or by operation of law.

                                    ARTICLE 4

                       Conduct Prior to the Effective Date

         4.1 Access to Records and Properties. SCC will keep FMC, and FMC will keep SCC advised of all material developments relevant to their respective businesses prior to consummation of the Reorganization. Prior to the Effective Date, FMC, on the one hand, and SCC on the other, agree to give to the other party reasonable access to all the premises and books and records (including tax returns filed and those in preparation) of it and its subsidiaries and to cause its officers to furnish the other with such financial and operating data and other information with respect to the business and properties as the other shall from time to time request for the purposes of verifying the warranties and representations set forth herein; provided, however, that any such investigation shall be conducted in such manner as not to interfere unreasonably with the operation of the respective business of the other.

         4.2 Confidentiality. Between the date of this Agreement and the Effective Date, FMC and SCC each will maintain in confidence, and cause its directors, officers, employees, agents and advisors to maintain in confidence, and not use to the detriment of the other party, any written, oral or other information obtained in confidence from the other party or a third party in connection with this Agreement or the transactions contemplated hereby unless such information is already known to such party or to others not bound by a duty of confidentiality or unless such information becomes publicly available through no fault of such party, unless use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the transactions contemplated hereby or unless the furnishing or use of such information is required by or necessary or appropriate in connection with legal proceedings. If the Reorganization is not consummated, each party will return or destroy as much of such written information as may reasonably be requested.

         4.3 Shareholder Approval. The Board of Directors of SCC will duly call and will hold a meeting of shareholders as soon as practicable for the purpose of approving the Reorganization (the "SCC Shareholders' Meeting" and, subject to the fiduciary duties of the Board of Directors of SCC (as advised in writing by its counsel), SCC each shall use its best efforts to solicit and obtain votes of the holders of its Common Stock in favor of the Reorganization and will comply with the provisions in its Articles of Incorporation and Bylaws relating to the call and holding of a meeting of shareholders for such purpose.

         4.4 Operation of the Business of SCC and FMC. SCC and FMC each agrees that from the date hereof to the Effective Date it will operate its business substantially as presently operated and only in the ordinary course, and, consistent with such operation, it will use its best efforts to preserve intact its relationships with persons having business dealings with it. Without limiting the generality of the foregoing, SCC and FMC each agrees that it will not prior to the Effective Date, without the prior written consent of the other:

                  (a) Make any change in its authorized capital stock, or issue or sell any additional shares of, securities convertible into or exchangeable for, or options, warrants or rights to purchase, its capital stock, nor shall it purchase, redeem or otherwise acquire any of its outstanding shares of capital stock, provided that FMC and SCC each may issue shares of common stock pursuant to options granted or convertible securities issued prior to the date hereof:

                  (b) Voluntarily make any changes in the composition of its officers, directors or other key management personnel;

                  (c) Make any change in the compensation or title of any officer, director or key management employee or make any change in the compensation or title of any other employee, other than permitted by current employment policies in the ordinary course of business, any of which changes shall be reported promptly to the other party;

                  (d) Enter into any bonus, incentive compensation, stock option, deferred compensation, profit sharing, thrift, retirement, pension, group insurance or other benefit plan or any employment or consulting agreement;

                  (e) Incur any obligation or liability (whether absolute or contingent, excluding suits instituted against it), make any pledge, or encumber any of its assets, nor dispose of any of its assets in any other manner, except in the ordinary course of its business and for adequate value, or as otherwise specifically permitted in this Agreement;

                  (f) Except as permitted by Section 4.4(a) hereof, issue or contract to issue any shares of its Common Stock, options for shares of its Common Stock, or securities exchangeable for or convertible into such shares;

                  (g)      Knowingly waive any right to substantial value:

                  (h) Enter into material transactions otherwise than in the ordinary course of its business;

                  (i) Alter, amend or repeal its Bylaws or Articles of Incorporation; or

                  (j) Propose or take any other action which would make any representation or warranty in Section 3.1 or Section 3.2 hereof untrue.

         4.5 Dividends. FMC and SCC each agree that the other may declare and pay only regular periodic cash dividends in the ordinary course of business and consistent with past practice from the date of this Agreement through the Effective Date.

         4.6 No Solicitation. Unless and until this Agreement shall have been terminated pursuant to its terms, neither SCC nor any of its officers, directors, representatives or agents shall, directly or indirectly, (i) encourage, solicit or initiate discussions or negotiations with any person other than FMC concerning any merger, share exchange, sale of substantial assets, tender offer, sale of shares of capital stock or similar transaction involving SCC, (ii) enter into any agreement with any third party providing for a business combination transaction, equity investment or sale of a significant amount of assets, or (iii) furnish any information to any other person relating to or in support of such transaction. SCC will promptly communicate to FMC the terms of any proposal which it may receive in respect to any of the foregoing transactions. Unless and until the Effective Date or until this Agreement shall have been terminated pursuant to its terms, neither FMC nor any of its officers, directors, representatives or agents shall enter into any agreement or letter of intent that provides for the acquisition by FMC of substantially all of the assets or voting stock of a third party.

         4.7 Regulatory Filings. FMC and SCC shall prepare jointly all regulatory filings required to consummate the transactions contemplated by the Agreement and the Plan of Merger and submit the filings for approval with the Virginia State Corporation Commission, and any other governing regulatory authority, as soon as practicable after the date hereof. FMC and SCC shall use their best efforts to obtain approvals of such filings.

         4.8 Public Announcements. Each party will consult with the other before issuing any press release or otherwise making any public statements with respect to the Reorganization and shall not issue any such press release or make any such public statement prior to such consultations except as may be required by law.

         4.9 Notice of Breach. FMC and SCC will give written notice to the other promptly upon becoming aware of the impending or threatened occurrence of any event which would cause or constitute a breach of any of the representations, warranties or covenants made to the other party in this Agreement and will use its best efforts to prevent or promptly remedy the same.

         4.10 Accounting Treatment. FMC and SCC shall each use their best efforts to ensure that the Reorganization is treated as a purchase of SCC by FMC.

         4.11 Reorganization Consummation. Subject to the terms and conditions of this Agreement, each party shall use its best efforts in good faith to take, or cause to be taken, all actions, and to do or cause to be done all things necessary, proper or desirable, or advisable under applicable laws, as promptly as practicable so as to permit consummation of the Reorganization at the earliest possible date, consistent with Section 1.3 herein, and to otherwise enable consummation of the transactions contemplated hereby and shall cooperate fully with the other parties hereto to that end, and each of SCC and FMC shall use, and shall cause each of their respective subsidiaries to use, its best efforts to obtain all consents (governmental or other) necessary or desirable for the consummation of the transactions contemplated by this Agreement.

                                    ARTICLE 5

                              Additional Agreements

         5.1 Amendment of Articles of Incorporation. As soon as practicable after the Effective Date, the Board of Directors of FMC shall call a meeting of the holders of all shares of FMC capital stock entitled to vote thereon for the purpose of amending the Articles of Incorporation of FMC to (i) increase the number of authorized shares of FMC Common Stock from 5,000,000 to 20,000,000; and (ii) provide that Section 13-A-910 of the Maine Business Corporation Act shall not apply to FMC.

         5.2 Conversion of Preferred Stock. Provided the shareholders of FMC approve the amendments to the FMC Articles of Incorporation described in Section 5.1, the FMC Board of Directors shall vote to convert the FMC Preferred Stock to be issued in the Reorganization into FMC Common Stock, such that the conversion date is no later than January 1, 1997.

         5.3 Independent Auditors. After the Effective Date, the Board of Directors of FMC shall cause Edward, Faust & Smith and Deloitte & Touche to plan FMC's fiscal 1996 audit in terms of schedule and their respective roles, so that such audit is performed in a timely and professional manner. If an acceptable working relationship cannot be established, the FMC Board of Directors will determine how to use such auditing firms or another auditing fees for FMC's fiscal 1996 audit. Should either auditing firm not be utilized for such purpose, such firm will be paid the auditing fees it would have earned or will be utilized in another fashion to earn such fees.

         5.4 Indemnification. FMC agrees that following the Effective Date, it shall indemnify and hold harmless any officer or director of SCC who has rights to indemnification from SCC, to the same extent and on the same conditions as such person is entitled to indemnification pursuant to Virginia law and SCC's Articles of Incorporation or Bylaws, as in effect on the Effective Date, to the extent legally permitted to do so, with respect to matters occurring on or prior to the Effective Date. FMC further agrees that any such person who has rights to indemnification pursuant to this Section 5.4 is expressly made a third party beneficiary of this Section 5.4 and may directly, in such person's personal capacity, enforce such rights through an action at law or in equity or through any other manner or means of redress allowable under Virginia law to the same extent as if such person were a party hereto. Without limiting the foregoing, in any case in which corporate approval may be required to effectuate any indemnification, FMC shall direct, at the election of the party to be indemnified, that the determination of permissibility of indemnification shall be made by independent counsel mutually agreed upon between FMC and the indemnified party. FMC shall use its reasonable best efforts to obtain a directors' and officers' liability policy covering the directors and officers of FMC after the Effective Date.

         5.5 Certain Expenses. After the Effective Date, consistent with applicable laws and regulations, SCC will pay to FMC, when requested by FMC, one-half of the expenses FMC incurs to communicate with shareholders and prospective shareholders, report to the Securities and Exchange Commission, and to have its stock traded in The Nasdaq Stock Market, and one-half of the auditors fees incurred by FMC and its Subsidiaries.

         5.6 Escrow Agreement. Prior to the Effective Date, FMC shall enter into an escrow agreement with a bank, trust company or other fiduciary or corporation designated by SCC with its principal office in Richmond, Virginia. Such escrow agreement shall be substantially in the form of Exhibit D hereto.

         5.7 Key Man Life Insurance. After the Effective Date FMC and SCAC shall use their best efforts to obtain key man life insurance policies on James F. Vigue and H. William Coogan in the face amount of $3 million, each, and on Donald V. Cruickshanks in the face amount of $1 million. The parties intend that one-third of any death benefit received by FMC (in the case of Mr. Vigue) or SCAC (in the case of Mr. Coogan or Mr. Cruickshanks) shall be used to purchase FMC Common Stock held by any such individual on the date of his death at a price equal to the highest independent bid price for FMC Common Stock on the date of death. As soon as practicable after such life insurance policies are in force, FMC and each of Messrs. Vigue, Coogan and Cruickshanks shall enter into agreements consistent with this Section 5.7.

                                    ARTICLE 6

                        Conditions to the Reorganization

         6.1 Conditions to Each Party's Obligations to Effect the
Reorganization. The respective obligations of each of FMC and SCC to effect the Reorganization and the other transactions contemplated by this Agreement shall be subject to the fulfillment or waiver at or prior to the Effective Date of the following conditions:

                  (a) Shareholder Approval. Shareholders of SCC shall have approved all matters relating to this Agreement and the Reorganization required to be approved by such shareholders in accordance with Virginia law.

                  (b) Regulatory Approvals. This Agreement and the Plan of Merger shall have been approved by the Virginia State Corporation Commission, and any other regulatory authority whose approval is required for consummation of the transactions contemplated hereby, and such approvals shall not have imposed any condition or requirement which would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement as to render inadvisable the consummation of the Reorganization in the reasonable opinion of the Board of Directors of FMC or SCC.

                  (c)      Tax Opinion.   FMC and SCC shall have received an
opinion of Williams, Mullen, Christian & Dobbins, or other counsel reasonably satisfactory to FMC and SCC, to the effect that the Reorganization will constitute a reorganization within the meaning of Section 368 of the Internal Revenue Code and that no gain or loss will be recognized by the shareholders of SCC to the extent they receive FMC Common Stock and FMC Preferred Stock solely in exchange for their SCC Common Stock in the Reorganization.

                  (d) Accountants' Letter. FMC and SCC shall have received a letter, dated as of the Effective Date, from Deloitte & Touch stating, that the Reorganization will qualify be treated as a purchase of SCC by FMC under generally accepted accounting principles.

                  (e) Opinions of Counsel. SCC shall have delivered to FMC and FMC shall have delivered to SCC opinions of counsel, dated as of the Effective Date, as to such matters as they may each reasonably request with respect to the transactions contemplated by this Agreement and in a form reasonably acceptable to each of them.

                  (f)      Legal Proceedings.   Neither FMC nor SCC shall be
subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the Reorganization.

                  (g) Voting Agreement. The shareholders of SCC and the directors of FMC shall have entered into an agreement with in the form attached hereto as Exhibit C to vote their shares of FMC Common Stock and FMC Preferred Stock in favor of the amendments to the Articles of Incorporation of FMC described in Section 5.1.

         6.2 Conditions to Obligations of FMC. The obligations of FMC to effect the Reorganization shall be subject to the fulfillment or waiver at or prior to the Effective Date of the following additional conditions:

                  (a) Representations and Warranties. Each of the representations and warranties contained herein of SCC shall be true and correct as of the date of this Agreement and upon the Effective Date with the same effect as though all such representations and warranties had been made on the Effective Date, except (i) for any such representations and warranties made as of a specified date, which shall be true and correct as of such date, (ii) as expressly contemplated by this Agreement, or (iii) for representations and warranties the inaccuracies of which relate to matters that, individually or in the aggregate, do not materially adversely affect the Reorganization and the other transactions contemplated by this Agreement and FMC shall have received a certificate or certificates signed by the Chief Executive Officer and Chief Financial Officer of SCC dated the Effective Date, to such effect.

                  (b) Performance of Obligations. SCC shall have performed in all material respects all obligations required to be performed by it under this Agreement prior to the Effective Date, and FMC shall have received a certificate signed by the Chief Executive Officer of SCC to that effect.

                  (c) Affiliate Letters. Each shareholder of SCC who may be deemed by counsel for FMC to be an "affiliate" of SCC within the meaning of Rule 145 under the Securities Act of 1933 shall have executed and delivered a commitment and undertaking to the effect that (1) such shareholder will dispose of the shares of FMC Common Stock received by him in connection with the Reorganization only in accordance with the provisions of paragraph (d) of Rule 145; (2) such shareholders will not dispose of any such shares until FMC has received an opinion of counsel acceptable to it that such proposed disposition will not violate the provisions of any applicable security laws; and (3) the certificates representing said shares may bear a conspicuous legend referring to the forgoing restrictions.

                  (d) Waiver of Dissenters' Rights. Each shareholder of SCC shall have waived his or her dissenters' rights with respect to the Reorganization.

         6.3 Conditions to Obligations of SCC. The obligations of SCC to effect the Reorganization shall be subject to the fulfillment or waiver at or prior to the Effective Date of the following additional conditions:

                  (a) Representations and Warranties. Each of the representations and warranties contained herein of FMC shall be true and correct as of the date of this Agreement and upon the Effective Date with the same effect as though all such representations and warranties had been made on the Effective date, except (i) for any such representations and warranties made as of a specified date, which shall be true and correct as of such date, (ii) as expressly contemplated by this Agreement, or (iii) for representations and warranties the inaccuracies of which relate to matters that, individually or in the aggregate, do not materially adversely affect the Reorganization and the other transactions contemplated by this Agreement and SCC shall have received a certificate or certificates signed by the Chief Executive Officer and Chief Financial Officer of FMC dated the Effective Date, to such effect.

                  (b) Performance of Obligations. FMC shall have performed in all material respects all obligations required to be performed by it under this Agreement prior to the Effective Date, and SCC shall have received a certificate signed by Chief Executive Officer of FMC to that effect.

                                    ARTICLE 7

                                   Termination

         7.1 Termination. Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement and the Plan of Merger by the shareholders of SCC, this Agreement may be terminated and the Reorganization abandoned at any time prior to the Effective Date:

                  (a) By the mutual consent of the Board of Directors of each of FMC and SCC;

                  (b) By the respective Boards of Directors of FMC or SCC if the conditions set forth in Section 6.1 have not been met or waived by FMC and SCC;

                  (c) By the Board of Directors of FMC if the conditions set forth in Section 6.2 have not been met or waived by FMC;

                  (d) By the Board of Directors of SCC if the conditions set forth in Section 6.3 have not been met or waived by SCC;

                  (e) By the respective Boards of Directors FMC or SCC if the Reorganization is not consummated by July 31, 1996.

         7.2 Effect of Termination. In the event of the termination and abandonment of this agreement and the Reorganization pursuant to Section 7.1, this Agreement shall become void and have no effect, except that (i) the last sentence of Section 4.2 and all of Sections 4.8 and 7.4 shall survive any such termination and abandonment and (ii) no party shall be relieved or released from any liability arising out of an intentional breach of any provision of this Agreement.

         7.3 Survival of Representations, Warranties and Covenants. All of the respective representations and warranties, obligations, covenants and agreements of the parties shall survive the Effective Date.

         7.4 Expenses. The parties provide for the payment of expenses as follows:

                  (a) Except as provided in Section 7.4(b), each of the parties shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated herein, including fees and expenses of its own consultants, investment bankers, accountants and counsel.

                  (b) If this Agreement is terminated (w) by SCC in breach of this Agreement or (x) by FMC as a result of a breach by SCC or a failure by SCC to perform any of its obligations hereunder, then SCC shall bear and pay one-half of the costs and expenses of FMC, including fees and expenses of consultants, investment bankers, accountants, counsel, printers and persons involved in the transactions contemplated by this Agreement. If this Agreement is terminated (y) by FMC in breach of this Agreement or (z) by SCC as a result of a breach by FMC or a failure by FMC to perform any of its obligations hereunder, then FMC shall bear and pay one-half of the costs and expenses of SCC, including fees and expenses of consultants, investment bankers, accountants, counsel, printers and persons involved in the transactions contemplated by this Agreement.

                  (c) Final settlement with respect to the payment of such fees and expenses by the parties shall be made within thirty (30) days after the termination of this Agreement.

                                    ARTICLE 8

                               General Provisions

         8.1 Entire Agreement. This Agreement contains the entire agreement among FMC and SCC with respect to the Reorganization and the related transactions and supersedes all prior arrangements or understandings with respect thereto.

         8.2 Waiver and Amendment. Any term or provision of this Agreement may be waived in writing at any time by the party which is, or whose shareholders are, entitled to the benefits thereof, and this Agreement may be amended or supplemented by written instructions duly executed by the parties hereto at any time, whether before or after the meetings of SCC and FMC shareholders referred to in Section 6.1(a) hereof, except statutory requirements and requisite approvals of shareholders and regulatory authorities.

         8.3 Descriptive Headings. Descriptive headings are for convenience only and shall not control or affect the meaning and construction of any provisions of this Agreement.

         8.4 Governing Law. Except as required otherwise or otherwise indicated herein, this Agreement shall be construed and enforced according to the laws of the Commonwealth of Virginia.

         8.5 Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by registered or certified mail, postage prepaid, addressed as follows:

         If to FMC:

                  James F. Vigue
                  Firstmark Corp.
                  One Financial Place
                  222 Kennedy Memorial Drive
                  Waterville, Maine 04901
                  (Tel.  (207) 873-6362)

         Copy to:

                  Ronald E. Colby, III, Esq.
                  Lipman & Katz, P.A.
                  227 Water Street
                  Augusta, Maine 04330
                  (Tel.  (207) 622-3711

         If to SCC:

                  H. William Coogan, Jr. and
                  Donald V. Cruickshanks
                  Southern Capital Corp.
                  One James Center
                  Suite 1700
                  901 East Cary Street
                  Richmond, Virginia 23219
                  (Tel. (804) 648-8504)

         Copy to:

                  R. Brian Ball, Esquire
                  Williams, Mullen, Christian & Dobbins
                  1021 East Cary Street
                  P.O. Box 1320
                  Richmond, Virginia 23210-1320
                  (Tel. (804) 783-6426)

         8.6 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but such counterparts together shall constitute one and the same agreement.

         8.7 Severability. In the event any provisions of this Agreement shall be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provisions hereof. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable. Further, the parties agree that a court of competent jurisdiction may reform any provision of this Agreement held invalid or unenforceable so as to reflect the intended agreement of the parties hereto.

         8.8 Brokers and Finders. Except for Peter MacMillan, each of the parties represents and warrants that neither it nor any of its officers, directors, employees, affiliates, or subsidiaries has employed any broker or finder or incurred any liability for any financial advisory fees, investment banker's fees, brokerage fees, commissions, or finders' fees in connection with this Agreement or the transactions contemplated hereby. In the event of any claim by any broker or finder based upon his or its representing or being retained by or allegedly representing or being retained by either FMC or SCC, FMC or SCC, as the case may be, agrees to indemnify and hold the other party harmless of and from any such claim.

         8.9 Subsidiaries. All representations, warranties, and covenants herein, where pertinent, include and shall apply to the wholly owned subsidiaries belonging to the party making such representations, warranties, and covenants.

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers and their corporate seals to be affixed hereto, all as of the dates first written above.

                                                 Firstmark Corp.

                                                 By: /s/ JAMES F. VIGUE
                                                         James F. Vigue
                                                         President

ATTEST:

/s/ IVY L. GILBERT
- ---------------------
Secretary

                                              Southern Capital Corp.

                                              By: /s/ H. WILLIAM COOGAN, JR.
                                                      H. William Coogan, Jr.
                                                      Chairman

ATTEST:

/s/ DONALD V. CRUICKSHANKS
- -----------------
Secretary

                                             Southern Capital Acquisition Corp.

                                             By:  /s/ JAMES F. VIGUE
                                                      James F. Vigue
                                                      President

ATTEST:

/s/ IVY L. GILBERT

- -------------------
Secretary

         The undersigned, being all of the Directors of Firstmark Corp., by their signatures hereto hereby, in their capacities as Directors of Firstmark Corp., unanimously approve this Agreement and Plan of Reorganization; adopt the resolution attached hereto as Exhibit B; authorize the issuance of the FMC Preferred Stock described in Section 2.1; and authorize and direct the officers of FMC and Southern Capital Acquisition Corp. ("SCAC") to take such steps as are necessary for FMC and SCAC to perform their obligations hereunder and consummate the Reorganization.

                                                 /s/ JAMES F. VIGUE
                                                     James F. Vigue

                                                 /s/ IVY L. GILBERT
                                                     Ivy L. Gilbert

                                                 /s/ ROBERT A. RICE
                                                     Robert A. Rice

         The undersigned, being all of the Directors of Southern Capital Acquisition Corp., by their signatures hereto, hereby unanimously approve this Agreement and Plan of Reorganization in their capacities as Directors of Southern Capital Acquisition Corp.

                                                /s/ JAMES F. VIGUE
                                                    James F. Vigue

                                                /s/ IVY L. GILBERT
                                                    Ivy L. Gilbert

         The undersigned, being all of the Directors of Southern Capital Corp. ("SCC"), by their signatures hereto, hereby unanimously approve this Agreement and Plan of Reorganization in their capacities as Directors of Southern Capital Corp. and authorize and direct the officers to take such steps as are necessary for SCC to perform its obligations hereunder and consummate the Reorganization.

                                          /s/ H. WILLAM COOGAN, JR.
                                              H. William Coogan, Jr.

                                          /s/ DONALD V. CRUICKSHANKS
                                              Donald V. Cruickshanks

                                          /s/ R. BRIAN BALL
                                              R. Brian Ball

                                          /s/ SUSAN C. COOGAN
                                              Susan C. Coogan

                                                                  EXHIBIT A to
                                                                 Agreement and
                                                        Plan of Reorganization

                                 PLAN OF MERGER

                                     BETWEEN

                             Southern Capital Corp.

                                       AND

                       Southern Capital Acquisition Group

         Pursuant to this Plan of Merger ("Plan of Merger"), Southern Capital Corp. ("SCC") shall merge with and into Southern Capital Acquisition Corp. ("SCAC"), a Virginia corporation pursuant to Section 13.1-716 of the Virginia Stock Corporation Act.

                                    ARTICLE 1

                               Terms of the Merger

         1.1 The Merger. In accordance with the terms and conditions of the Agreement and Plan of Reorganization, dated as of April __, 1996 (the "Agreement") between SCC, SCAC and Firstmark Corp., a Maine corporation, ("FMC") at the Effective Date, SCC shall merge with and into SCAC under Section 13.1-716 of the Virginia Stock Corporation Act (the "Merger"). At the Effective Date, the Merger shall have the effect as provided in Section 13.1-721 of the Virginia Stock Corporation Act. SCAC shall be the surviving corporation and the separate corporate existence of SCC shall cease.

         1.2 Articles of Incorporation and Bylaws. The Articles of Incorporation and Bylaws of SCAC in effect immediately prior to the consummation of the Merger shall remain in effect following the Effective Date until otherwise amended or repealed.

         1.3 Effective Date. The Effective Date shall be the date shown on the Certificate of Merger issued by the State Corporation Commission of Virginia effecting the Merger.

                                    ARTICLE 2

                           Manner of Converting Shares

         2.1 Exchange of Shares. Upon, and by reason of, the Merger becoming effective pursuant to the issuance of a Certificate of Merger by the Virginia State Corporation Commission, each share of common stock, par value $1.00 per share, of SCC ("SCC Common Stock") issued and outstanding immediately prior to the Effective Date shall cease to be outstanding and be converted into and exchanged for 400 shares of Cumulative Nonconvertible Nonvoting Preferred Stock, Series B of FMC, par value $.20 per share ("FMC Preferred Stock"). Each holder of a certificate representing any shares of SCC Common Stock, after the

Effective Date, shall cease to have any rights with respect to such SCC Common Stock, except the right to receive any dividends previously declared but unpaid as to such stock and shares of FMC Preferred Stock, which shall be delivered by FMC to each person who is a shareholder of record of SCC on the Effective Date at the Reorganization Closing (as defined in the Agreement).

                                    ARTICLE 3

                                   Termination

         This Plan of Merger may be terminated at any time prior to the Effective Date by the parties hereto as provided in Article 7 of the Agreement.

                                                                    EXHIBIT B
                                                         to the Agreement and
                                                       Plan of Reorganization

         A.       The name of the Corporation is Firstmark Corp.

         B. The following Resolution setting forth the designation and the number of shares of a series of Preferred Stock ($.20 par value) of the Corporation and the relative rights and preferences thereof, was duly adopted by the Board of Directors of the Corporation at a meeting held on April __, 1996.

         C.       The text of the Resolution is as follows:

         RESOLVED, that one hundred eighty-eight thousand (188,000) authorized but unissued shares of this Corporation's Preferred Stock ($.20 par value) are hereby designated as a series of Preferred Stock called the Cumulative Nonconvertible Nonvoting Preferred Stock, Series B (the "Series B Preferred Stock"), with the following voting powers, rights and preferences:

1.       Dividends.

         (a) The holders of the outstanding shares of Series B Preferred Stock shall be entitled to receive (i) if, when and as declared by the Board of Directors of the Corporation, out of any funds legally available therefor, cash dividends at the rate and payable on the dates hereinafter set forth or (ii) stock dividends payable in accordance with Section 1(b). Dividends shall be cumulative and shall accrue on the Series B Preferred Stock from and after January 1, 1997. The rate of cash dividends payable on the Series B Preferred Stock shall be $16.00 per share per annum for dividends that accrue in 1997; $20.00 per share per annum for dividends that accrue in 1998; and $24.00 per share per annum for dividends that accrue after 1998. Dividends shall be payable in equal quarterly installments on the last day of March, June, September and December of each year, commencing on March 31, 1997. Dividends payable on any date which is not the last day of March, June, September or December shall be calculated on the basis of a 360 day year and the actual number of days elapsed.

         (b) If the Board of Directors shall not declare and pay a cash dividend for any dividend period, the Corporation, upon receipt of a written demand signed by holders of at least eighty percent (80%) of the issued and outstanding shares of Series B Preferred Stock, shall pay a dividend to the holders of Series B Preferred Stock in shares of Series B Preferred Stock for such dividend period and any prior dividend period identified in such demand for which a cash dividend was not declared and paid. The number of shares of Series B Preferred Stock issuable as a dividend for any dividend period shall be determined by dividing the cash dividend accrued for such dividend period by $200.00.

         (c) No dividend whatsoever shall be declared or paid upon, or any sum set apart for the payment of dividends upon any shares of Parity Stock for any dividend period unless a like proportionate dividend for the same dividend period (in proportion to the respective annual dividend rates per share set forth in the Articles of Incorporation or the respective Articles of Amendment) shall have been declared and paid upon, or declared and a sufficient sum set apart for the payment of such dividend upon, all shares of Series B Preferred Stock outstanding.

         (d) Unless Dividends Accrued on all outstanding shares of Series B Preferred Stock and any outstanding shares of Parity Stock due for all past dividend periods shall have been declared and paid, or declared and a sum sufficient for the payment thereof set apart, and full dividends (to the extent that the amount thereof shall have become determinable) on all outstanding shares of such stock due on the respective next following payment dates shall have been declared and a sum sufficient for the payment thereof set apart, then
(i) no dividend (other than a dividend payable solely in Common Stock) shall be declared or paid upon, or any sum set apart for the payment of dividends on any shares of Junior Stock; (ii) no other distribution shall be made upon any shares of Junior Stock; (iii) no shares of Junior Stock shall be purchased, redeemed or otherwise acquired for value by the Corporation or by any Subsidiary; and (iv) no monies shall be paid into or set apart or made available for a sinking or other like fund for the purchase, redemption or other acquisition for value of any shares of Junior Stock by the Corporation or any Subsidiary.

2.       Voting Rights.

         (a) Shares of Series B Preferred Stock shall not be entitled to vote for the election of directors.

         The holders of the outstanding shares of the Series B Preferred Stock shall have the voting rights described in Paragraph (b) of this Section 2 and such additional voting rights as may be afforded under the laws of the State of Maine in existence at the time any matter requiring their vote shall arise.

         (b) The affirmative vote or consent of the holders of a majority of the then issued and outstanding shares of the Series B Preferred Stock (voting in person or by proxy at a meeting called for such purpose at which holders of such shares shall vote separately as a class) shall be necessary to effect any of the following:

                  (i) The authorization of any shares of Prior Stock or the authorization of any shares that are convertible into Prior Stock;

                  (ii) Any amendment, alteration or repeal of any of the provisions of this resolution or any of the other provisions of the Articles of Incorporation which affects adversely the voting powers, rights or preferences of any of the outstanding shares of Series B Preferred Stock or the holders thereof, it being understood that any such amendment, alteration or repeal in order to increase the number of directors of the Corporation shall not be deemed to affect adversely the voting powers, rights or preferences of any shares of Series B Preferred Stock or the holders thereof; or

         (iii) Any merger, consolidation, other business combination or other transaction or action in which the Corporation issues any of any Capital Stock or securities that are convertible into or exchangeable for any shares of the Corporation's Capital Stock.

3.       Liquidation.

         In the event of liquidation, dissolution or winding up of the affairs of the Corporation, the holders of shares of Series B Preferred Stock then outstanding shall be entitled to be paid in cash out of the net assets of the Corporation, including its capital, a liquidation price of $200 per share, plus Dividends Accrued to the date of payment, and no more, before any distribution or payment shall be made to the holders of shares of Junior Stock and after payment to the holders of the outstanding shares of Series B Preferred Stock and to the holders of shares of other classes and series of Parity Stock of the amounts to which they are respectively entitled, the balance of such assets, if any, shall be paid to the holders of the Junior Stock according to their respective rights. For the purposes of the preceding sentence, neither the consolidation of the Corporation with nor the merger of the Corporation into any other corporation nor the sale, lease or other disposition of all or substantially all of the Corporation's properties and assets shall, without further corporate action, be deemed a liquidation, dissolution or winding up of the affairs of the Corporation. In case the net assets of the Corporation are insufficient to pay the holders of the outstanding shares of Series B Preferred Stock and other series of Parity Stock the full preferential amounts to which they are respectively entitled, the entire net assets of the Corporation shall be distributed ratably to the holders of the outstanding shares of Series B Preferred Stock and other series of Parity Stock in proportion to the full preferential amounts to which they are respectively entitled.

4.       Conversion.

         (a) Provided (i) the Corporation's Articles of Incorporation have been amended to effectively provide that Section 13-A-910 of the Maine Business Corporation Act shall not apply to the Corporation and (ii) that the Corporation has available a sufficient number of authorized and unreserved shares of Common Stock, the Corporation shall have the right, at any time, to convert all, and not less than all, shares of Series B Preferred Stock into Common Stock of the Corporation. The number of shares of Common Stock into which each share of Series B Preferred Stock shall be convertible shall be equal to the number arrived at by dividing $200.00, plus Dividends Accrued, by the conversion price per share of the Common Stock fixed or determined as hereinafter provided. Such conversion price shall be the lesser of (i) $4.00 per share, subject to the adjustments hereinafter provided or (ii) the Current Market Value per share of the Corporation's Common Stock--(such price as adjusted at any time being hereinafter called the "Conversion Price".) For the purposes of this Section 4(a), the "Current Market Value" per share of the Corporation's Common Stock shall be deemed to be the average of the Fair Market Value (as defined in Section 6 on each of the 20 consecutive trading days commencing 25 trading days before the Conversion Date (a trading day, for the purpose of this resolution, being a day on which securities are traded in the over-the-counter market or, if the Common Stock is then listed on any national stock exchange, on such exchange).

         (b) The Corporation may exercise the conversion right provided in Paragraph (a) above by delivering to each holder of record of Series B Preferred Stock at the holder's address appearing in the Corporation's stock transfer records a written notice stating that the Corporation elects to convert such shares. Conversion shall be deemed to have been effected on the date (the Conversion Date) when such delivery is made. Upon receipt of such notice, each holder of Series B Preferred Stock shall deliver to the Corporation at the address set forth in Section 5(b) all certificates held by him for shares of Series B Preferred Stock, endorsed in blank. As promptly as practicable thereafter the Corporation shall issue and deliver to or upon the written order of such holder, at such office or other place designated by the Corporation, a certificate or certificates for the number of full shares of Common Stock to which he is entitled. The person in whose name the certificate or certificates for shares of Common Stock are to be issued shall be deemed to have become a stockholder of record on the Conversion Date, unless the transfer books of the Corporation are closed on that date, in which event he shall be deemed to have become a stockholder of record on the next succeeding date on which the transfer books are open; but the Conversion Price shall be that in effect on the Conversion Date.

         (c) The Corporation shall not issue any fraction of a share upon conversion of shares of the Series B Preferred Stock. If any fractional interest in a share of Common Stock would be deliverable upon conversion, the number of shares of Common Stock deliverable shall be rounded up to the nearest full share.

         (d) The issuance of Common Stock on conversion of outstanding shares of Series B Preferred Stock shall be made by the Corporation without charge for expenses or for any tax in respect of the issuance of such Common Stock, but the Corporation shall not be required to pay any tax or expense which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in any name other than that of the holder of record on the books of the Corporation of the outstanding shares of Series B Preferred Stock converted, and the Corporation shall not be required to issue or deliver any certificate for shares of Common Stock unless and until the person requesting the issuance shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid.

         (e) The Conversion Price shall be subject to the following adjustments:

                  (i) Whenever the Corporation shall (A) pay a dividend on its outstanding shares of Common Stock in shares of its Common Stock or subdivide or otherwise split its outstanding shares of Common Stock, or
         (B) combine its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect at the effective date of the happening of such event shall be adjusted so that the holders of the Series B Preferred Stock, upon conversion of all thereof immediately following such event, would be entitled to receive the same aggregate number of shares of Common Stock as they would have been entitled to receive immediately following such event if such shares of Series B Preferred Stock had been converted immediately prior to such event, or if there is a record date in respect of such event, immediately prior to such record date.

                  (ii) In case the Corporation, after the effective date of this amendment, shall issue rights, warrants or options to subscribe for or purchase shares of Common Stock, or securities convertible into or exchangeable for shares of Common Stock, at a price per share which is less than the Conversion Price in effect immediately prior to such issuance, the Conversion Price in effect immediately prior to such issuance shall be adjusted so that the same shall equal the price determined by multiplying the Conversion Price in effect immediately prior to the issuance of such rights, warrants, options or convertible securities by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding at the close of business on the date of issuance of such rights, warrants, options or convertible securities plus (A) The number of shares of Common Stock issuable upon the exercise of such rights, warrants or options, or upon the conversion of convertible securities then outstanding and which have been taken into account and determining the then effective Conversion Price (excluding any theretofore exercised, converted or exchanged), and (B) the number of shares which the aggregate exercise price of the shares of Common Stock called for by all such rights, warrants, options or convertible securities (excluding any theretofore exercised, converted or exchanged) would purchase at the Conversion Price then in effect and the denominator of which shall be the number of shares of Common Stock outstanding at the close of business on the date of issuance of such rights, warrants, options or convertible securities plus (A) The number of shares of Common Stock issuable upon the exercise of rights, warrants or options or upon the conversion of convertible securities then outstanding and which have been taken into account in determining the then effective Conversion Price (excluding any theretofore exercised, converted or exchanged), and (B) the number of additional shares of Common Stock called for by all such rights, warrants, options or convertible securities (excluding any theretofore exercised, converted or exchanged). Such adjustment shall be made on the date that such rights, warrants or options are issued.

                  (iii) Whenever the Corporation shall make a distribution to holders of Common Stock of evidences of its indebtedness or assets (excluding dividends and distributions paid in cash out of funds available for dividends in accordance with applicable law), the Conversion Price immediately prior to such distribution shall be adjusted by multiplying such Conversion Price by a fraction, (y) the numerator of which shall be the denominator, hereinbelow described, less the fair value (as conclusively determined in good faith by the Board of Directors of the Corporation) at the time of such distribution of that portion of the evidences of indebtedness or assets distributed which is applicable to one share of Common Stock, and (z) the denominator of which shall be the Conversion Price per share of Common Stock on the next full business day after the record date fixed for the determination of the holders of the Common Stock entitled to such distribution. Such adjustment shall be retroactively effective as of immediately after such record date.

                  (iv) If the Corporation shall sell any shares of Common Stock for cash at a price per share which is less than the Conversion Price in effect immediately prior to such sale, or issue shares of the Common Stock for a consideration other than for cash, whether in a merger or other acquisition or otherwise, for a gross consideration per share which is less than the Conversion Price in effect immediately prior to such issuance, the Conversion Price in effect immediately prior to such issue or sale shall be adjusted to a new Conversion Price equal to that number determined by dividing (A) the sum of (1) the number of shares of Common Stock outstanding immediately prior to such issue or sale multiplied by the Conversion Price then in effect and (2) the gross consideration received by the Corporation upon such issue or sale by
         (B) the number of shares of Common Stock outstanding immediately after such issue or sale. For purposes of such computation, the gross consideration received by the Corporation upon such issue or sale shall be the amount of cash and the fair value of property received at the value determined in good faith by the Board of Directors of the Corporation. The provisions of this subparagraph shall not apply to the issuance of shares of Common Stock pursuant to (x) the exercise of rights, warrants or options to purchase shares of Common Stock, or (y) the exercise of conversion rights.

         (f) Notwithstanding any of the foregoing provisions of this Section 4, no adjustment of the Conversion Price shall be made if the Corporation shall issue rights, warrants or options to purchase Common Stock, or issue Common Stock, pursuant to one or more stock purchase plans, stock option plans, incentive compensation plans, or other remuneration plans for employees (including officers) of the Corporation or its Subsidiaries adopted or approved by the Board of Directors of the Corporation before or after the adoption of this resolution.

         (g) In any case in which this Section 4 provides that an adjustment of the Conversion Price shall become effective retroactively immediately after a record date for an event, the Corporation may defer until the occurrence of such event issuing to the holder of any shares of Series B Preferred Stock converted after such record date and before the occurrence of such event that number of shares of Common Stock issuable upon such conversion that shall be in addition to the number of shares of Common Stock which were issuable upon such conversion immediately before the adjustment in the conversion price required in respect of such event.

         (h) Whenever the Conversion Price and subsequent changes to be made therein are adjusted pursuant to this Section 4, the Corporation shall (i) promptly place on file at its principal office and at the office of each transfer agent for the Series B Preferred Stock, if any, a statement, signed by the Chairman or President of the Corporation and by its Treasurer, showing in detail the facts requiring such adjustment and a computation of the adjusted Conversion Price, and shall make such statement available for inspection by shareholders of the Corporation, and (ii) cause a notice to be mailed to each holder of record of the outstanding shares of Series B Preferred Stock stating that such adjustment has been made and setting forth the adjusted Conversion Price. It shall be accompanied by a letter from the Corporation's independent public accountants stating that the change has been made in accordance with the provisions of this resolution.

         (i) In the event of any reclassification or recapitalization of the outstanding shares of Common Stock (except a change in par value, or from par value to no par value, or subdivision or other split or combination of shares), or in case of any consolidation or merger to which the Corporation is a party, except a merger in which the Corporation is the surviving corporation and which does not result in any such reclassification or recapitalization of the outstanding Common Stock of the Corporation, or in case of any sale or conveyance to another corporation of all or substantially all of the property of the Corporation, effective provisions shall be made by the Corporation or by the successor or purchasing corporation (i) that the holder of each share of Series B Preferred Stock then outstanding shall thereafter have the right to convert such share into the kind and amount of stock and other securities and property receivable, upon such reclassification, recapitalization, consolidation, merger, sale or conveyance, by a holder of the number of shares of Common Stock of the Corporation into which such share of Series B Preferred Stock might have been converted immediately prior thereto, and (ii) that there shall be subsequent adjustments of the Conversion Price which shall be equivalent, as nearly as practicable, to the adjustments provided for in this Section 4. The provisions of this paragraph (j) shall similarly apply to successive reclassifications, changes, consolidations, mergers, sales or conveyances.

         (j) Shares of Common Stock issued on conversion of shares of Series B Preferred Stock shall be issued as fully paid shares and shall be nonassessable by the Corporation.

5.       Redemption.

         (a) Holders of a majority of the issued and outstanding shares of Series B Preferred Stock, by written notice to the Corporation at any time after June 30, 1998, may require the Corporation to redeem all of the outstanding shares of Series B Preferred Stock. At the option of the Corporation, the redemption price shall be payable (i) in cash in the amount of $200.00 per share, plus Dividends Accrued to the date fixed for redemption, or (ii) by distributing pro rata to the holders of Series B Preferred Stock, one hundred percent of the capital stock of Southern Capital Acquisition Corp., a Virginia corporation ("SCAC").

         (b) Notice of redemption shall be given by holders of a majority of the issued and outstanding shares of Series B Preferred Stock to the Corporation by first class mail, postage prepaid, to Corporation at the following address:
Firstmark Corp., One Financial Place, 222 Kennedy Memorial Drive, Waterville, Maine 04901. If such notice is given, all shares of Series B Preferred Stock shall be redeemed and all holders of Series B Preferred Stock shall be bound to accept the redemption price. The notice of redemption shall set forth the date fixed for redemption (which shall not be less than 30 days after the date the notice is mailed to the Corporation), the applicable redemption price (including the amount of Dividends Accrued to the date fixed for redemption), and the place where the payment of the redemption price shall be made. Certificates representing shares to be redeemed shall be surrendered against payment of the redemption price.

         (c) When a notice of redemption of the outstanding shares of Series B Preferred Stock shall have been duly mailed as hereinabove provided, on or before the date fixed for redemption, the Corporation shall deposit (i) cash funds sufficient to pay the redemption price (including Dividends Accrued to the date fixed for redemption) of such shares in trust for the benefit of the holders of the shares to be redeemed with any bank or trust company in the City of Richmond, State of Virginia, having capital and surplus aggregating at least $50,000,000 as of the date of its most recent report of financial condition and named in such notice or (ii) stock certificates, duly endorsed, representing one hundred percent of the capital stock of SCAC to be applied to the redemption of the shares so called for redemption against surrender of the certificates representing shares so redeemed for cancellation. From and after the time of such deposit of all shares for the redemption of which such deposits shall have been so made shall, whether or not the certificates therefor shall have been surrendered for cancellation, be deemed no longer to be outstanding for any purpose and all rights with respect to such shares shall thereupon cease and determine except the right to receive payment of the redemption price (including Dividends Accrued to the date fixed for redemption), but without interest. Any interest accrued on such funds shall be paid to the Corporation from time to time.

         (d) So long as any Series B Preferred Stock is outstanding, the Corporation shall set aside as a sinking fund for redemption of the Seriesk B Preferred Stock on or before April 1 of each year commencing April 1, 1997, the sum of $1,000,000; provided that in any year the Corporation shall not be required to set aside an amount greater than the total of $25.00 multiplied by the number of shares of Series B Preferred Stock then outstanding plus Dividends Accrued.

         Funds so set aside for the sinking fund shall be applied by or at the direction of the Corporation only to the redemption of shares of Series B Preferred Stock in the manner, upon notice and with the effect specified in this
Section 5. Accrued and unpaid dividends on shares of Series B Preferred Stock to be redeemed through the sinking fund shall not be charged to funds deposited in the sinking fund but shall be paid out of other funds of the Corporation.

6.       Definitions.

         For the purposes of this resolution, the following terms shall have the following meanings:

                  "Capital Stock" means the Capital Stock of any class or series (however designated) of the Corporation.

                  "Common Stock" means the Common Stock of the Corporation ($.20 par value) as constituted on the date of this Resolution, or shares of any other class of Capital Stock into which such Common Stock is reclassified after such date.

                  "Dividends Accrued" means an amount equal to the sum of all cash dividends required to be paid on the shares of Series B Preferred Stock from the date of issue of the shares of Series B Preferred Stock to the date to which the determination is to be made, whether or not such amount or any part thereof shall have been declared as dividends and whether there shall be or have been any funds out of which such dividends might legally be paid, less the sum of the amount of cash dividends declared and paid under Section 1(a) and stock dividends declared and paid under Section 1(b) and, if any dividends have been declared and set apart for payment but not paid, the amount so set apart for the payment of such dividends. Accrued Dividends for any period less than a full calendar quarter shall be calculated on the basis of the actual number of days elapsed over a 360 day year.

                  The "Fair Market Value" per share of Common Stock on any day shall be deemed to be the mean between the asked and bid prices as reported by NASDAQ or any similar service, or the last sale price as reported on the NASDAQ National Market if the Common Stock is quoted on such system, but if the Common Stock is listed and traded on a national stock exchange, the "Fair Market Value" per share of Common Stock on any date shall be deemed to be the last sale price for such day on the exchange on which it generally has the highest trading volume; provided, however, that if the Common Stock is not traded on any trading day, then the Fair Market Value on such day shall be determined in the manner hereinabove set forth on the most recent preceding trading day.

                  "Junior Stock" means any Capital Stock ranking as to dividends and as to rights in liquidation, dissolution or winding up of the affairs of the Corporation junior to the Series B Preferred Stock.

                  "Parity Stock" means shares of any series of the Corporation's Preferred Stock, shares of the Corporation's Class B Preferred Stock and any shares of Capital Stock ranking as to dividends and/or as to the rights in liquidation, dissolution or winding up of the affairs of the Corporation equally with the Series B Preferred Stock.

                  "Prior Stock" means any Capital Stock ranking as to dividends or as to rights in liquidation, dissolution or winding up of the affairs of the Corporation prior to the Series B Preferred Stock.

                  "Subsidiary" means any corporation, a majority of the outstanding voting stock of which is owned, directly or indirectly, by the Corporation or by the Corporation and one or more Subsidiaries.

                      [This page intentionally left blank]

                                                                  EXHIBIT C to
                                                                 Agreement and
                                                        Plan of Reorganization

                                VOTING AGREEMENT

         THIS VOTING AGREEMENT (the "Agreement") is made and entered into as of April __, 1996, by and between Southern Capital Corporation, a Virginia corporation ("SCC"), H. William Coogan, Jr. ("Coogan"), Donald V. Cruickshanks ("Cruickshanks"), and Susan C. Coogan, Trustee under H. William Coogan, Jr. Irrevocable Trust Agreement dated 12/30/92 ("Susan Coogan"), and each of the persons named on Exhibit A hereto (each such named person a "Shareholder" and, collectively, the "Shareholders").

         WHEREAS, SCC, Southern Capital Acquisition Corp., a Virginia corporation ("SCAC") and Firstmark Corp., a Maine corporation ("FMC") are concurrently herewith entering into an agreement and plan of reorganization (the "Merger Agreement") with respect to a merger of SCC with and into SCAC; and

         WHEREAS, Coogan, Cruickshanks and Susan Coogan are the sole shareholders of SCC and are causing SCC to execute the Merger Agreement in reliance upon the execution and delivery of this Agreement by the Shareholders; and

         WHEREAS, as a condition to causing SCC to enter into the Merger Agreement, Coogan, Cruickshanks and Susan Coogan have requested that each Shareholder agree to vote all shares of FMC capital stock ("FMC Shares") beneficially owned by such shareholder as of the date hereof or at any time hereafter as provided in this Agreement, and each Shareholder is willing to vote such shares as provided in this Agreement.

         NOW, THEREFORE, in consideration of the foregoing, and the representations, warranties, covenants and agreements contained herein and in the Merger Agreement, and intending to be legally bound, the parties hereto agree as follows:

         1.       Voting Agreement; Proxy.

                  (a) Voting. Each Shareholder agrees to vote all FMC Shares in favor of the matters set forth in Section 5.1 of the Merger Agreement.

                  (b) Proxy. Each Shareholder agrees to grant, at the request of Coogan, Cruickshanks, or Susan Coogan, upon the execution and delivery of the Merger Agreement, a proxy to vote the FMC Shares as indicated in subsection 1(a) above. Each Shareholder intends such proxy to be irrevocable and coupled with an interest and will take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy and hereby revokes any proxy previously granted by him with respect to the FMC Shares.

         2. Termination. This Agreement shall terminate upon the earlier to occur of (i) conversion of the FMC Preferred Stock issued pursuant to the Merger Agreement into FMC Common Stock as contemplated by the Merger Agreement, and
(ii) the termination of the Merger Agreement in accordance with its terms.

         3. Representations and Warranties of Shareholders. Each Shareholder hereby represents and warrants to Coogan, Cruickshanks, and Susan Coogan as follows:

                  (a) Authority Relative to this Agreement. Such Shareholder has all necessary power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by such Shareholder and, assuming that this Agreement has been duly and validly authorized, executed and delivered by SCC, Coogan, Cruickshanks, and Susan Coogan, this Agreement constitutes a valid and binding agreement of such Shareholder, enforceable against such Shareholder in accordance with its terms.

                  (b) Ownership of Shares. Such Shareholder beneficially owns all of the FMC Shares indicated opposite such Shareholder's name on Exhibit A hereto, which constitute all the FMC Shares beneficially owned by such Shareholder. Other than as provided in this Agreement, there are no restrictions on the voting rights or rights of disposition pertaining to such shares.

                  (c) No Conflicts. Neither the execution and delivery of this Agreement nor the consummation by such Shareholder of the transactions contemplated hereby will conflict with or constitute a violation of or default under any contract, commitment, agreement, arrangement or restriction of any kind to which such Shareholder is a party or by which such Shareholder is bound.

         4. No Transfer. Until the termination of this Agreement, each Shareholder hereby agrees not to sell, transfer, assign or otherwise dispose of any of its FMC Shares other than sales, transfers, assignments or other dispositions to affiliates of such Shareholder or to another Shareholder or transfers which occur upon the death of a Shareholder without the prior written consent of Coogan, Cruickshanks, and Susan Coogan. Any permitted transferee of FMC Shares must become a party to this Agreement and any purported transfer of FMC Shares to a person or entity that has not become a party hereto shall be null and void.

         5. Entire Agreement. This Agreement (a) constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof; (b) shall not be amended, altered or modified in any manner whatsoever, except by a written instrument executed by the parties hereto; and (c) shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of Virginia (without giving effect to the provisions thereof relating to conflicts of law).

         6. Specific Performance. The parties hereto acknowledge that damages would be an inadequate remedy for a breach of this Agreement and that the obligations of the parties hereto shall be specifically enforceable.

         7. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors, assigns, heirs, executors, administrators and other legal representatives; provided, that this Agreement shall not be assigned without the prior written consent of the other parties hereto, except that each Shareholder may assign all or any of its rights, interests and obligations hereunder to an affiliate of such Shareholder who agrees to become bound hereby. Nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

         8. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

         9. Definitions. Unless the context otherwise requires, the following terms shall have the following respective meanings:

                  (a) "beneficial owner" has the meaning set forth in Rule 13d-3(a) and (b) of the Rules and Regulations to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and "beneficially owned" shall have a correlative meaning; and

                  (b) "person" means a corporation, association, partnership, joint venture, organization, business, individual, trust, estate or any other entity or group (within the meaning of Section 13(d)(3) of the Exchange Act).

         10. Notices. Any notices or other communications required or permitted hereunder shall be in writing and shall be deemed duly given upon (a) confirmed delivery by a standard overnight carrier or (b) the expiration of five business days after the day when mailed by certified or registered mail, postage prepaid, addressed at the following addresses (or at such other address as the parties hereto shall specify by like notice):

         (x)      If to SCC, to

                           Southern Capital Corp.
                           One James Center, 17th Floor
                           901 East Cary Street
                           Richmond, Virginia 23219
                           Attention:       H. William Coogan, Jr., Chairman

         with a copy to:

                           R. Brian Ball, Esq.
                           Williams, Mullen, Christian & Dobbins
                           Two James Center, 16th Floor
                           1021 East Cary Street
                           P. O. Box 1320
                           Richmond, Virginia 23210-1320

         (y) If to any of the Shareholders, to the respective addresses noted on Exhibit A hereto

         11. Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

         12. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, each of which shall remain in full force and effect.

         13. Further Assurances. Each Shareholder and the Company will execute and deliver all such further documents and instruments and take all such further actions as may be reasonably necessary in order to consummate the transactions contemplated hereby.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                        SOUTHERN CAPITAL CORP.

                                        By________________________________
                                           H. William Coogan, Jr.
                                           Chairman

                                         ----------------------------------
                                         H. William Coogan, Jr.

                                         ----------------------------------
                                         Donald V. Cruickshanks

                                         ----------------------------------
                                         Susan C. Coogan, Trustee under H.
                                         William Coogan, Jr. Irrevocable Trust
                                         Agreement dated 12/30/92

                                         ----------------------------------
                                         James F. Vigue

                                         ----------------------------------
                                         Ivy L. Gilbert

                                         ----------------------------------
                                         Robert A. Rice

                                   EXHIBIT A

James F. Vigue

Ivy L. Gilbert

Robert A. Rice

                                                                    Exhibit D

                                ESCROW AGREEMENT

         THIS ESCROW AGREEMENT (as amended, supplemented or modified from time to time, this "Agreement") is dated as of ____________, 1996 and is by and among Firstmark Corp. ("FMC"), a Maine Corporation; Thompson & McMullan, a Virginia professional corporation (the "Agent"); H. William Coogan, Jr., Donald V. Cruickshanks and Susan C. Coogan, trustee U/A dated December 30, 1992 (together the "Shareholders"); and H. William Coogan, Jr. ("Representative").

Recitals:

         1. FMC, Southern Capital Corp., a Virginia corporation ("SCC"), and Southern Capital Acquisition Corp., a Virginia corporation ("SCAC"), entered into an Agreement and Plan of Reorganization, dated April ___, 1996 (the "Reorganization Agreement"). The Reorganization Agreement provides for the merger of SCC into SCAC.

         2. SCAC is a wholly-owned subsidiary of FMC.

         3. The Shareholders are the only shareholders of SCC. Pursuant to the Reorganization Agreement, upon the merger of SCC into SCAC, the Shareholders will receive shares of Cumulative Nonconvertible Nonvoting Preferred Stock, Series B, of FMC ("FMC Preferred Stock") in exchange for their shares of the common stock of SCC. The terms and the relative rights and preferences of the FMC Preferred Stock are set forth in Exhibit B to the Reorganization Agreement (the "Articles of Amendment").

         4. Subject to certain conditions, Section 4(a) of the Articles of Amendment provides that FMC shall have the right to convert the shares of FMC Preferred Stock into shares of common stock of FMC, par value $.20 per share ("FMC Common Stock").

         5. Section 5(a) of the Articles of Amendment provides that after June 30, 1998 the holders of the FMC Preferred Stock shall have the right to require FMC to redeem the FMC Preferred Stock. If such right of redemption is exercised, FMC will have the right to pay the redemption price in cash or by delivering all of the issued and outstanding shares of the capital stock of SCAC to the holders of FMC Preferred Stock.

         6. It is the desire and expectation of FMC and the Shareholders that FMC will exercise its right to convert the FMC Preferred Stock into FMC Common Stock before January 1, 1997, such that FMC will never be required to redeem the FMC Preferred Stock.

         7. FMC and the Shareholders, however, realize that satisfaction of the conditions precedent to the right of FMC to convert the FMC Preferred Stock into FMC Common Stock, as set forth in Section 4(a) of the Articles of Amendment, requires a vote of the shareholders of FMC to amend the Articles of Incorporation of FMC and, therefore, is not within the control of FMC and the Shareholders. Consequently, the parties are entering this Agreement to ensure that, if the FMC Preferred Stock is not converted into FMC Common Stock before June 30, 1998 and the holders of FMC Preferred Stock exercise their right of redemption, all of the issued and outstanding shares of SCAC common stock will be available for prompt delivery to the Shareholders, or their assigns, if FMC does not elect to pay the redemption price in cash.

         NOW THEREFORE, for and in consideration of Ten Dollars ($10.00) and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE I
                                ESCROW OF STOCK

         SECTION 1.1. Delivery of Stock Certificates. Certificate Number ____ (the "Certificate") representing and evidencing five thousand (5,000) shares of the common stock of SCAC, no par value ("SCAC Common Stock"), is hereby delivered to and shall be held by the Agent pursuant to the terms of this Agreement. The Certificate is in suitable form for transfer by delivery.

         SECTION 1.2. Release of Certificate.

         (a) Upon the conversion of all of the shares of FMC Preferred Stock into FMC Common Stock, this Agreement shall terminate and the Certificate shall be delivered by the Agent to FMC.

         (b) If the holders of FMC Preferred Stock exercise their right of redemption, as set forth in Section 5(a) of the Articles of Amendment, and FMC elects to pay the redemption price in shares of SCAC Common Stock, the Agent shall deliver, at such time as FMC and the Representative shall direct, the Certificate to the Representative, who shall split up the Certificate and deliver shares of SCAC Common Stock to each such holder of FMC Preferred Stock in the proportion that the number of shares of FMC Preferred Stock held by each person bears to the total number of shares of FMC Preferred Stock issued and outstanding.

         (c) This Agreement shall terminate when the Agent delivers the Certificate to FMC pursuant to Section 1.2(a) or to the Representative pursuant to Section 1.2(b).

                                   ARTICLE II
                         REPRESENTATIONS AND WARRANTIES

         FMC represents and warrants as follows:

         SECTION 2.1. Contravention. The execution, delivery and performance by FMC of this Agreement require no action by or in respect of, or filing with, any governmental authority and do not contravene, or constitute (with or without the giving of notice or lapse of time or both) a default under, any provision of applicable law or of any agreement, judgment, injunction, order, decree or other instrument binding upon or affecting FMC.

         SECTION 2.2. Binding Effect. This Agreement constitutes a valid and binding agreement of FMC, enforceable against FMC in accordance with its terms, except as the enforceability hereof may be limited by bankruptcy, insolvency or similar laws affecting creditors rights generally and by equitable principles of general applicability (regardless of whether such enforceability is considered in a proceeding in equity or at law).

         SECTION 2.3. Title to Stock. FMC owns all of the issued and outstanding shares of SCAC Common Stock free and clear of any liens or encumbrances. All issued and outstanding shares of SCAC Common Stock have been duly authorized and validly issued, and are fully paid and non-assessable, and are subject to no options to purchase or similar rights of any person or entity. There are no shares of SCAC Common Stock issued or outstanding, except the shares evidenced by the Certificate.

                                  ARTICLE III

                                   COVENANTS

         FMC agrees that until this Agreement terminates FMC will not sell or otherwise dispose of, or grant any option with respect to, any of the SCAC Common Stock or create or suffer to exist any lien or encumbrance on any SCAC Common Stock. FMC agrees that it will cause SCAC not to issue any stock or other securities after the date hereof, except to the Agent.

                                   ARTICLE IV
                      DISTRIBUTIONS ON COLLATERAL; VOTING

         SECTION 4.1. Right to Receive Distributions: Voting.

         (a) So long as FMC shall not have failed (i) to declare and pay any cash dividend on the FMC Preferred Stock or (ii) to make any sinking fund payment with respect to the FMC Preferred Stock:

                  (i) FMC shall be entitled to exercise any and all voting and other consensual rights pertaining to the SCAC Common
Stock or any part thereof for any purpose not inconsistent with the terms of this Agreement; provided, however, that FMC shall not exercise or shall refrain from exercising any such right if, in the Representative's judgment, such action would have a material adverse effect on the value of the SCAC Common Stock or any part thereof.

                  (ii) FMC shall be entitled to receive and retain any and all dividends and distributions made upon or with respect to the SCAC Common Stock.

                  (iii) The Agent shall execute and deliver, or cause to be executed and delivered, to FMC all such proxies, powers of attorney, consents, ratifications and waivers and other instruments as FMC may reasonably request for the purpose of enabling FMC to exercise the voting and other rights which FMC is entitled to exercise pursuant to paragraph (i) above and to receive the dividends which FMC is authorized to receive and retain pursuant to paragraph
(ii) above. Before taking any such action, the Agent shall have the right, but not the obligation, to request confirmation from the Representative that FMC is entitled to exercise such rights and/or receive such dividends.

         (b) If FMC shall fail to (i) declare and pay any cash dividend on the FMC Preferred Stock or (ii) to make any sinking fund payment with respect to the Series B Preferred Stock:

                  (i) All rights of FMC to exercise the voting and other consensual rights which FMC would otherwise be entitled to exercise pursuant to
Section 4(a)(i) and to receive the dividends which FMC would otherwise be authorized to receive and retain pursuant to Section 4(a)(ii) shall cease, and all such rights shall thereupon become vested in the Representative for the benefit of the holders of the FMC Preferred Stock, who shall thereupon have the sole right to exercise such voting and other consensual rights and to receive and hold such dividends.

                  (ii) All dividends which are received by FMC contrary to the provisions of paragraph (i) of this Section 4(b) shall be received in trust for the benefit of the holders of the FMC Preferred Stock, shall be segregated from other funds of FMC and shall be paid over to the Representative in the same form as so received, with any necessary endorsement.

                                   ARTICLE V
                               GENERAL AUTHORITY

         SECTION 5.1. General Authority. FMC hereby irrevocably appoints the Agent, with full power of substitution, as FMC's true and lawful attorney-in-fact, in the name of FMC, for the sole use and benefit of the holders of FMC Preferred Stock, at any time and from time to time, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to carry out the terms of this Agreement.

         SECTION 5.2. Waiver and Estoppel. FMC agrees, to the extent it may lawfully do so, that FMC will not at any time in any manner whatsoever claim or take the benefit or advantage of, any appraisal, valuation, stay, extension, moratorium, turnover or redemption law, or any law permitting FMC, now or at any time hereafter in force which may delay, prevent or otherwise affect the performance or enforcement of this Agreement, and hereby waives all benefit or advantage of all such laws. FMC covenants that it will not hinder, delay or impede the execution of any power granted to the Agent or the Representative in this Agreement.

         SECTION 5.3. Reliance on the Representative. The Shareholders hereby authorize FMC and the Agent to rely on the actions of the Representative as their own actions in connection with the protection of their interests under this Agreement until such time as FMC and the Agent shall receive notice from all of the Shareholders to the contrary.

                                   ARTICLE VI
                           RIGHTS AND DUTIES OF AGENT

         SECTION 6.1. Reliance. The Agent may conclusively rely, and shall be protected in acting or refraining from acting, on any written notice, instrument or signature believed by it to be genuine and to have been signed or presented by the proper party or parties duly authorized to do so. The Agent shall have no responsibility for the contents of any writing contemplated herein and may rely without any liability upon the contents thereof. The Agent may assume the validity and accuracy of any statement or assertion contained in such writing or instrument that it does not actually know to be invalid or inaccurate and may assume that any person purporting to give any writing, notice advice or instructions in connection with the provisions of this Agreement has been duly authorized to do so unless it has actual knowledge to the contrary.

         SECTION 6.2. No Liability. The Agent shall not be liable for any action taken or omitted by it in good faith and believed by it to be authorized hereby or within the rights and powers conferred upon it hereunder, nor for action taken or omitted by it in good faith, or in accordance with advice of counsel of its own choosing, and it shall not be liable for any mistake of fact or error of judgment or for any acts or omissions of any kind unless caused by its own gross negligence or willful misconduct.

         SECTION 6.3. Depository. The Agent acts hereunder as a depository only, and its duties hereunder shall be limited to the safekeeping of the Certificate in accordance with the provisions of this Agreement and the performance of its obligations as expressly set forth herein. It shall undertake to perform only such duties as are expressly set forth herein.

         SECTION 6.4. Delivery of the Certificate. Upon receipt of and in accordance with (i) joint written instructions from FMC and the Representative or (ii) final order from a court of competent jurisdiction, the Agent shall deliver the Certificate as provided in such instructions or order. In the event that December 31, 1999 or such later time as FMC and the Representative or such court shall have requested or ordered, shall have passed without the Agent having received such instructions or order, the Agent shall deliver the Certificate to FMC.

         SECTION 6.5. Resignation. The Agent may resign and be discharged from its duties hereunder at any time by giving written notice of such resignation to the parties hereto, specifying the date when such resignation shall take effect. Upon such notice, a successor agent shall be appointed with the unanimous consent of the parties hereto, and the service of such successor agent shall be effective as of the date of resignation specified in such notice, which date shall not be less than thirty (30) days after the giving of such notice. If the parties hereto are unable to agree upon a successor agent within thirty (30) days after such notice, the Agent shall be authorized to appoint its successor. The Agent shall continue to serve until its successor accepts such appointment by written notice to the parties hereto and the Agent deposits the Certificate with the successor agent.

         SECTION 6.6. Reimbursement. The fees and charges of the Agent shall be borne jointly by FMC and the Shareholders. In the event that the Agent is required to appear before any court of competent jurisdiction in any proceedings regarding or relating to the Certificate or this Agreement, its costs, including reasonable attorneys' fees, shall be paid by the party who does not prevail in such proceedings as determined by such court, and, if no such determination is made, such costs shall be paid jointly by FMC and the Shareholders.

         SECTION 6.7. Waiver of Conflicts. The parties hereto acknowledge that the Agent has served as special Virginia counsel to SCAC in connection with its execution and delivery of and performance under the Reorganization Agreement, confirm that with such knowledge they have requested the Agent to serve as such hereunder, and waive any conflict of interest that the Agent may now or hereafter have as a result of serving as both special Virginia counsel to SCAC and in its capacity hereunder.

         SECTION 6.8. Right to Interplead. If at any time while this Agreement remains in effect the Agent receives conflicting instructions from, or notice of a dispute by, any of the parties hereto or has reason to question the genuineness, validity or accuracy of any writing, notice, advice or instructions received by it or the authority of the party giving such writing, notice, advice or instructions, the Agent may deposit the Certificate and any other document, instrument or proceeds received by it as Agent hereunder with a court of competent Jurisdiction (which all of the parties hereto agree shall include, without limitation, the Circuit Court of the City of Richmond, Virginia) and by interpleader request such court to advise it as to how to proceed in the performance of its duties hereunder.

                                  ARTICLE VII
                                INDEMNIFICATION

         Each of FMC and the Shareholders shall indemnify the Agent and hold it harmless against any and all Claims that are a consequence of such party's action, and FMC and the Shareholders shall jointly indemnify the Agent and hold it harmless against any and all Claims that are not a consequence of any party's actions, except in the case of any Claims resulting solely from the Agent's own gross negligence or willful misconduct. As used herein, "Claims" shall mean and include actions at law, suits in equity, causes of actions, damages, liabilities, losses, demands, costs, fines, judgments, expenses, claims and counterclaims, including, without limitation, all consequential or incidental damages and all attorneys' fees, asserted against or incurred or sustained by the Agent of any kind or nature which may now exist or hereafter arise that are related to, based upon, on account of or connected in any way to or with the Certificate or this Agreement. The indemnification extended hereunder shall include, but is not limited to, all costs incurred by the Agent to investigate, defend, or settle any Claims and any amounts necessary to put the Agent in the same position and condition that it would have been in if such Claims had not arisen.

                                  ARTICLE VIII
                                 MISCELLANEOUS

         SECTION 8.1. Notices. All notices, requests and other communications to any party hereunder shall be in writing and shall be given to each other party hereto at their respective addresses set forth on the signature page hereof or to such other address as any such party may hereafter specify for the purpose by notice to the others. Each such notice, request or other communication shall be effective (i) five (5) business days after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid or (ii) if given by any other means, when delivered at the address specified under the signatures of the parties hereto. Rejection or refusal to accept, or the inability to deliver because of a changed address of which no notice was given shall not affect the validity of notice given in accordance with this Section 8.1.

         SECTION 8.2. Successors and Assigns. This Agreement is for the benefit of the Shareholders and their successors and assigns. This Agreement shall be binding upon FMC and its successors and assigns.

         SECTION 8.3. Amendments and Waivers. Any provision of this Agreement may be amended or waived, if, but only if, such amendment or waiver is in writing and is signed by FMC, the Agent, the Representative and the Shareholders, or their assigns.

         SECTION 8.4. Delivery and Virginia Law. This Agreement has been delivered in Virginia and shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia, except as otherwise required by mandatory provisions of law and except to the extent that remedies provided by the laws of any jurisdiction other than Virginia are governed by the laws of such jurisdiction.

         SECTION 8.5. Limitation by Law; Severability.

         (a) All rights, remedies and powers provided in this Agreement may be exercised only to the extent that the exercise thereof does not violate any applicable provision of law, and all the provisions of this Agreement are intended to be subject to all applicable mandatory provisions of law which may be controlling and be limited to the extent necessary so that they will not render this Agreement invalid, unenforceable in whole or in part, or not entitled to be recorded, registered or filed under the provisions of any applicable law.

         (b) If any provision hereof is invalid and unenforceable in any jurisdiction, then, to the fullest extent permitted by law, (i) the other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in favor of the Shareholders in order to carry out the intentions of the parties hereto as nearly as may be possible; and (ii) the invalidity or unenforceability of any provision hereof in any jurisdiction shall not affect the validity or enforceability of such provision in any other jurisdiction.

         SECTION 8.6. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                     FMC

                     Firstmark Corp.

                     By:
                     James F. Vigue, President

                     Address:

                     AGENT

                     Thompson & McMullan, a Virginia
                     professional corporation

                     By:

                     Title:

                     Address:  100 Shockoe Slip
                               Richmond, Virginia  23219

                     REPRESENTATIVE

                     Address:

                     SHAREHOLDERS

                     Donald V. Cruickshanks

                     Address:  One James Center, 17th Floor
                               901 E. Cary Street
                               Richmond, Virginia 23219

                     H. William Coogan, Jr.
                     Address:  One James Center, 17th Floor
                               901 E. Cary Street
                               Richmond, Virginia 23219

                     Susan C. Coogan, Trustee under H. William
                     Coogan, Jr., Irrevocable Trust
                     Agreement dated  12/30/92

                     Address:  4712 Charmain Road
                               Richmond, Virginia 23226